AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2000
                                                  REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
================================================================================
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               NETRIX CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                54-1345159
     (State or other Jurisdiction of         (I.R.S. Employer Identification
     Incorporation or Organization)                      Number)

                          13595 DULLES TECHNOLOGY DRIVE
                             HERNDON, VIRGINIA 22071
                                 (703) 742-6000
          (Address and Telephone Number of Principal Executive Offices)

                               STEVEN T. FRANCESCO
                             CHIEF EXECUTIVE OFFICER
                          13595 DULLES TECHNOLOGY DRIVE
                             HERNDON, VIRGINIA 22071
                                 (703) 742-6000
            (Name, Address and Telephone Number of Agent for Service)

                                 WITH A COPY TO:
                             JAY R. SCHIFFERLI, ESQ.
                            KELLEY DRYE & WARREN LLP
                               TWO STAMFORD PLAZA
                              281 TRESSER BOULEVARD
                           STAMFORD, CONNECTICUT 06901
                                 (203) 324-1400

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

================================================================================
                                                     Proposed
                                Proposed Maximum      Maximum        Amount of
Title of Shares   Amount to be   Aggregate Price     Aggregate     Registration
to be Registered   Registered       Per Unit       Offering Price       Fee
================================================================================
 Common Stock,     1,200,000       $19.75 (1)     $23,700,600 (1)   $6,270 (2)
$0.01 par value
================================================================================

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based upon the market value of Netrix common stock as established by the average of the high and low sales prices of Netrix common stock on February 1, 2000, which was $19.75.
(2)The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying the aggregate offering amount of $23,700,600 by 0.000264.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2000

                             PRELIMINARY PROSPECTUS



                               NETRIX CORPORATION


         This prospectus relates to the offer of 1,200,000 shares of common stock of Netrix Corporation. 1,000,000 shares are being offered by Netrix, and 200,000 shares are being offered by the security holders identified on page 12 of this prospectus under the caption "Selling Security Holders."

         Netrix will sell the shares offered by it through Kaufman Bros. L.P. and Tucker Anthony, Inc., each of whom is a broker-dealer, in at-the market transactions on the Nasdaq Stock Market. Netrix expects to sell the shares promptly after the date of this prospectus, subject to prevailing market conditions. Kaufman Bros. And Tucker Anthony, Inc. have agreed to act as agent for Netrix in selling the stock, but they have not committed to purchase any of the shares themselves.

         Netrix will not receive any proceeds from the sale of the common stock by the security holders.

         Netrix Corporation's common stock is currently traded on the Nasdaq National Market under the trading symbol "NTRX." On February 2, 2000, the last sale price of the common stock on that market was $19.19 per share.



                                  ------------



         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                                  ------------



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                  ------------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 4, 2000

      YOU SHOULD RELY ONLY UPON THE INFORMATION IN THIS PROSPECTUS. WE HAVE NOT, AND THE SELLING SECURITY HOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE SELLING SECURITY HOLDERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.


                                     SUMMARY

NETRIX - NOW CALLED NX NETWORKS

      We are a worldwide provider of internet telephony and data networking products and services. Our products are designed to deliver multi-service networks for the transport of voice and data that enable our customers to provide a wide variety of voice and data services. We combine patented, switched, compressed voice technology and advanced networking capabilities to provide networking solutions that improve network performance and deliver an array of tariffable network services.

      Reflecting our new identity resulting from our merger with OpenRoute Networks, Inc. in December 1999, we are in the process of changing the name of our company from Netrix Corporation to Nx Networks, Inc.

      We were incorporated in Virginia in October 1985, and reincorporated in Delaware in March 1987. Our principal executive offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20717, and our telephone number is
(703) 742-6000.

RECENT DEVELOPMENTS

ACQUISITION OF OPENROUTE

      On December 22, 1999 we completed the acquisition of OpenRoute Networks. In the transaction, we issued one share of our common stock for each share of OpenRoute common stock. This resulted in our issuing 15,805,797 shares of common stock to the former OpenRoute stockholders.

      OpenRoute has distinguished itself as a pioneer in the data communications industry and as a leader in networking and in networking connectivity solutions that focus exclusively on the Internet's edge. OpenRoute provides network connectivity products and solutions that are designed to meet the needs of Internet service providers and corporate enterprises. OpenRoute's data networking products and services combine cost effectiveness with ease of operation, interoperability, network security, reliability and performance. OpenRoute provides solutions that complement and optimize the edge of a business' network-at the point at which the business connects to its telephone company or Internet service provider. OpenRoute is committed to providing solutions that make the Internet a more cost-effective, secure and comfortable place to grow a business. Its customers include Global 1000 multinational corporations, ISPs and other enterprises looking to the Internet to grow their businesses. Historically, OpenRoute's local area networking products have provided connectivity solutions in more than 70% of the Fortune 100 companies.

AGREEMENT TO ACQUIRE AETHERWORKS

      On December 31, 1999 we entered into an agreement to acquire AetherWorks Corporation. The acquisition will be effected, upon closing, through the merger of AetherWorks with and into Nx1 Acquisition Corp., a wholly-owned subsidiary of ours.

      AetherWorks provides innovative voice and data carrier class convergence solutions for the telecommunications industry, including soft switch technology. AetherWorks focuses on the multi-protocol telecom switch featuring smart management, universal messaging and other telephony functions. We believe the combination of AetherWorks and our technologies will serve the converged markets and allow secure and seamless end-to-end interoperability while providing advanced voice services. In particular, the combination of AetherWorks and our technology enables telcos, internet service providers (ISPs), and enterprise wide area networks and local area networks (WAN/LANs) to provide a secure end-to-end solution that simplifies networking setups and expands services.

      The transaction was approved by the boards of directors of the three companies and by the stockholders of Nx1 Acquisition Corp. The holders of over 90% of AetherWorks' common stock have consented in writing to the merger and the remaining stockholders are expected to deliver their written consent in the near future. Holders of a majority of the AetherWorks common stock have granted proxies to us to vote their shares in favor of the merger if a stockholders meeting is required in lieu of a unanimous written consent.

      Under the terms of the Agreement and Plan of Merger, we will issue approximately 3.49 million shares of common stock in the acquisition. This total number of shares includes the number of shares necessary to satisfy AetherWorks obligations to its option holders and warrant holders. The total number of shares we will issue is also subject to reduction to reflect the cost of satisfying an existing $8 million obligation of AetherWorks, and so the exact number of shares to be issued will be determined at the closing. The total number of shares will then be apportioned among the holders of AetherWorks common stock (including for this purpose options and warrants to acquire common stock) and Class B common stock in accordance with AetherWorks' charter documents. Each holder of an option or warrant to acquire AetherWorks common stock will become entitled to acquire the number of shares of our common stock into which the shares of AetherWorks originally provided in such option or warrant are converted in the merger.

      Under the terms of the Merger Agreement, a further adjustment will be made to the merger consideration if the closing price of our common stock on the Nasdaq Stock Market for the 15 trading day period ended October 31, 2000 does not equal or exceed $22.50 per share. In such event, additional shares of our common stock will be issued such that the consideration per share of AetherWorks common stock is equal to $22.50 per share based upon that average closing price; provided the total number of shares of our common stock issued in the merger will not exceed 19.9% of the total of our then outstanding shares.

      We will also issue to AetherWorks' employees options to acquire a total of
1.0 million shares of our common stock. The options will be issued at the closing, have an exercise price of $6.81 per share and vest over a two to three year period after the closing of the acquisition.

      The closing of the merger is conditioned upon satisfaction of certain conditions, including satisfaction of certain outstanding debt obligations of AetherWorks and finalizing the approval of the merger by AetherWorks' stockholders.

REVOLVING LINE OF CREDIT

      Steven Francesco, our Chairman and Chief Executive Officer, has provided us with a $10.0 million unsecured revolving line of credit to fund our current working capital needs. There is no commitment fee for the line of credit. We will pay interest at the rate of prime plus 5% per annum on the amount of any borrowings. The line of credit will be terminated on the earlier of May 31, 2001 or the date we raise $10 million of equity through this offering or other future equity offerings.

THE OFFERING

      Common Stock offered by the Company.......  1,000,000 shares

      Common Stock offered by the Selling
      Stockholder...............................  200,000 shares

      Common Stock to be outstanding after the
      Offering..................................  28,561,622 shares

      Use of proceeds...........................  We intend to use the net proceeds of the offering to
                                                  satisfy an $8 million
                                                  obligation of AetherWorks
                                                  Corporation, which is a
                                                  condition to closing our
                                                  acquisition of AetherWorks. We
                                                  will use the remaining
                                                  proceeds for general corporate
                                                  and working capital purposes.

      Nasdaq Stock Market symbol................  NTRX


                                  RISK FACTORS

      This offering involves a high degree of risk. Before investing in the Common Stock, you should consider carefully the following risk factors, in addition to the other information contained in this prospectus. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment.

TO DATE, WE HAVE INCURRED SUBSTANTIAL NET LOSSES, AND IF THIS CONTINUES, WE MAY BE UNABLE TO MEET OUR WORKING CAPITAL REQUIREMENTS

      For the years ended December 31, 1998 and 1997, respectively, we incurred net losses of approximately $6.3 million and $8.6 million and, on a pro forma basis, after giving effect to the mergers with OpenRoute and AetherWorks, we would have had a net loss of $64.7 million for the year ended December 31, 1998. Through September 30, 1999, we have incurred additional losses of approximately $5.9 million and, on a pro forma basis, after giving effect to the mergers with OpenRoute and AetherWorks, we would have had a net loss of $45.4 million in this period. These losses present a significant risk to our stockholders. We expect to recognize efficiencies in the future and to benefit from better marketing opportunities and product offerings as a result of the mergers, however, we cannot assure you that after the mergers we will achieve or sustain profitability or positive cash flows from operating activities. If we cannot achieve profitability or positive cash flows from operating activities, we may be unable to meet our working capital and future debt service requirements, which would have a material adverse effect on our business, financial condition and results of operation and the price of our common stock. In addition, if we cannot return to sustained profitability we will be forced to sell all or part of our business, liquidate or seek to reorganize.

WE MAY REQUIRE ADDITIONAL CAPITAL TO FULLY IMPLEMENT OUR BUSINESS PLAN, AND WE CANNOT BE CERTAIN THAT THE NECESSARY FUNDS WILL BE AVAILABLE

      Our ability to return to and maintain profitability is largely dependent upon our ability to introduce new products and technologies and expand our sales efforts in new geographic and product markets. These activities require substantial capital, and if we do not have access to sufficient funds, either from our own operations or through third party financing, our ability to make these necessary expenditures will be limited. As described in the preceding paragraph, there can be no assurance that we will be able to obtain these necessary funds from our own operations. If we are required to seek third party financing, we cannot assure you that we will be able to obtain financing on terms favorable to us, or at all. If we obtain additional funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights, preferences or privileges senior to the common stock. If adequate funds are not available to us or available to us on satisfactory terms, we may be required to limit our marketing and product development activities or other operations, or otherwise modify our business strategy. These actions, if taken, could increase the difficulties we face in returning to sustained profitability.

OUR CASH FLOW MAY NOT BE SUFFICIENT TO PERMIT REPAYMENT OF OUR INDEBTEDNESS WHEN DUE

      Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. There can be no assurance that our business will generate sufficient cash flow from operations to meet our debt service requirements. Our cash flow from operations may be insufficient to repay our indebtedness at scheduled maturity and some or all of such indebtedness may have to be refinanced. If we are unable to refinance our debt or if additional financing is not available on acceptable terms, we could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for the assets or to default on its obligations with respect to our indebtedness, either of which could have a material adverse effect on the price of our common stock.

WE MAY ENCOUNTER DIFFICULTIES IN COMBINING OPERATIONS WITH OPENROUTE AND AETHERWORKS AND REALIZING SYNERGIES FROM THE MERGERS

    We merged with OpenRoute and we have entered into the merger agreement with AetherWorks with the expectation that the mergers will result in certain benefits including operating efficiencies, cost savings, synergies and other benefits. Achieving the benefits of the mergers will depend in part upon the integration of our businesses with OpenRoute and AetherWorks in an efficient manner, which we believe will require considerable effort. In addition, the consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the combined company. We cannot assure you that we will succeed in integrating our operations with those of OpenRoute and AetherWorks in a timely manner or that the expected efficiencies, cost savings and synergies of the mergers will be realized.

FAILURE TO COMPLETE, OR DELAYS IN COMPLETING, THE AETHERWORKS MERGER COULD HURT OUR STOCK PRICE AND FUTURE OPERATIONS

      If the AetherWorks merger is not completed for any reason, the price of our common stock may decline to the extent that the current market price of the companies' common stock reflects a market assumption that the merger will be completed.

      In addition, current and prospective employees of Netrix and AetherWorks may experience uncertainty about their future role with the companies until after the merger is completed or if the merger is not completed. This may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

WE WILL INCUR SIGNIFICANT MERGER-RELATED CHARGES

      We estimate that, as a result of the mergers, we will incur integration costs associated with:

        o consolidating corporate headquarters and other administrative functions;

        o terminating certain leases and severance and facility closing costs associated with consolidating certain product lines; and

        o merger-related costs such as financial advisory, legal and accounting fees and financial printing and other related charges.

OUR ABILITY TO USE OUR AND OPENROUTE AND AETHERWORKS' NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED

      As of December 31, 1998, we had federal income tax net operating loss carryforwards of $38.1 million which begin to expire in 2002. The ability to use our net operating loss carryforwards to reduce our future tax payments would be limited if, within three years of incurring such loss, an ownership change of more than 50% were to occur. As a result of the OpenRoute merger, our net operating loss carryforwards from before the date of the merger are subject to this limitation. In addition, as of December 31, 1998, OpenRoute had federal income tax net operating loss carryforwards of approximately $33.0 million that begin to expire in 2010. The extent to which we may use OpenRoute's net operating loss carryforwards to reduce our future tax liability may be limited. In addition, as of September 30, 1998, AetherWork's had federal income tax net operating loss carryforwards of approximately $18.5 million that begin to expire in 2010. A tax asset related to this loss carryforward does not appear on AetherWorks' balance sheet because it is unclear if AetherWorks will generate taxable income prior to the expiration of the net operating loss carryforwards. The extent to which we may use AetherWorks' net operating loss carryforwards to reduce our future tax liability may be limited. As a result of these limitations, our future tax liability may be greater than the combined tax liabilities of Netrix, OpenRoute and AetherWorks in the absence of the mergers.

WE RELY TO A LARGE EXTENT ON INDEPENDENT DISTRIBUTION CHANNELS AND THE LOSS OF A SIGNIFICANT NUMBER OF DISTRIBUTORS COULD ADVERSELY EFFECT US

      We rely on reseller channels, including distributors and systems integrators, for a significant portion of our revenues. In particular, in foreign markets we often have one distributor designated for an entire country, and that distributor provides local support and service for Netrix products. The loss of one or more significant resellers could adversely affect our business in terms of:

        o  lost revenues;

        o  lost market presence; and

        o the difficulties we would encounter in servicing customers introduced to us by our resellers if we do not have other resellers in that geographic area.

WE ARE EXPOSED TO POTENTIAL DELAYS IN PRODUCT SHIPMENTS BECAUSE WE CONTRACT OUT PRODUCT MANUFACTURING AND SOME COMPONENTS FOR OUR PRODUCTS ARE AVAILABLE ONLY FROM A SINGLE SUPPLIER OR A LIMITED NUMBER OF SUPPLIERS

      We rely on others to manufacture our products and product components and this dependence exposes us to potential interruptions or delays in product delivery. An interruption could have a short term effect on our revenues and a longer term effect on our ability to market our products. Currently, we rely on a single contract manufacturer to assemble and test our voice products. Also, some of the components we use in our products are available from only one source or a limited number of suppliers. Although we have been able to obtain our products and these components to date, our inability to develop alternative sources if and as required in the future, or to obtain sufficient sole source or limited source components as required, could result in delays or reductions in product shipments.

OUR BUSINESS WILL SUFFER IF WE LOSE CERTAIN KEY PERSONNEL OR FAIL TO ATTRACT AND RETAIN OTHER QUALIFIED PERSONNEL

      The success of our business will be dependent, to a significant extent, upon the abilities and continued efforts of our management, marketing, engineering and technical personnel, many of whom would be difficult to replace. We do not have employment contracts with all of our key employees and we do not have "key man" life insurance on any of our officers or directors.

      Our success will also depend on our ability to attract, retain and motivate qualified management, marketing, technical and sales executives and other personnel who are in high demand and who often have multiple employment options. In addition, as a result of the changes to Netrix resulting from the OpenRoute and AetherWorks mergers, many employees that we would like to retain may decide to pursue other opportunities or we may be forced to increase their compensation to retain them. The loss of the services of key personnel, or the inability to attract, retain and motivate qualified personnel, could have a material adverse effect on our business, financial condition, results of operations and the price of Netrix common stock.

OUR INTELLECTUAL PROPERTY RIGHTS ARE AN IMPORTANT PROTECTION FOR OUR PRODUCTS, AND WE COULD BE ADVERSELY AFFECTED IF OUR RIGHTS ARE CHALLENGED OR CIRCUMVENTED BY COMPETITORS

      Our ability to compete successfully within our industry is dependent in part upon:

        o   patents and nondisclosure agreements that we have obtained;

        o   technical measures that we take to protect confidential information;
            and

        o trade secret, copyright and trademark laws that we rely on to establish and protect our proprietary rights.

      If any of our proprietary rights are successfully challenged or circumvented by competitors, or if other companies are able to market functionally similar products, systems or processes without infringing our proprietary rights, then our results of operations and the value of our common stock could be materially and adversely affected.

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE

      The market price of the Netrix common stock has been and can be expected to be significantly affected by factors such as:

        o     quarterly variations in our results of operations;

        o the announcement of new services or service enhancements by us or our competitors;

        o     technological innovations by us or our competitors;

        o changes in earnings estimates or buy/sell recommendations by analysts;

        o the operating and stock price performance of other comparable companies; and

        o general market conditions or market conditions specific to particular industries.

      In particular, the stock prices for many companies in the telecommunications equipment sector have experienced wide fluctuations that have often been unrelated to their operating performance. We have been, and we are likely to continue to be, subject to such fluctuations.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL

      Provisions of our certificate of incorporation and by-laws may have the effect of discouraging, delaying or preventing a take-over attempt that could be in the best interests of Netrix stockholders. These include provisions that:

        o   separate our board of directors into three classes;

        o limit the ability of our stockholders to call special stockholder meetings;

        o require advance notice of nominations for directors and stockholder proposals to be considered at stockholder meetings; and

        o require a vote greater than two-thirds to remove directors from office or amend many of the provisions of our certificate of incorporation and by-laws.

      Our board of directors also has the right, without further action of the stockholders, to issue and fix the terms of preferred stock, which could have rights senior to the common stock. We are also subject to the "business combination" provisions of the Delaware General Corporate Law, which impose procedures impeding business combinations with "interested stockholders" that are not approved of by our board of directors.

RAPIDLY CHANGING TECHNOLOGY MAY MAKE OUR PRODUCTS OBSOLETE OR UNMARKETABLE

      We and AetherWorks have focused our products on the edge of the Internet and telephony. The markets for products in this market is characterized by rapid technological change, frequent new product introduction and evolving industry standards. The introduction of products embodying new technologies by our competitors and the emergence of new industry standards could render our existing products obsolete and could cause new products to be unmarketable. Under these circumstances, our revenue would be adversely effected.

      Our success will depend on the ability to address the increasingly sophisticated needs of customers, to enhance existing products and to develop and introduce, on a timely basis, new competitive products that keep pace with technological development and emerging industry standards. If we cannot successfully identify, manage, develop manufacture or market products enhancements or new products, our business will be materially and adversely effected.

A PORTION OF OUR REVENUES ARE DERIVED FROM INTERNATIONAL SALES, WHICH ARE SUBJECT TO FOREIGN REGULATORY STANDARDS AND CURRENCY EXCHANGE RATE FLUCTUATIONS

      International sales accounted for 53%, 62% and 63% of our total revenues in 1998, 1997 and 1996, respectively, and international sales will continue to be significant to us after the mergers with OpenROUTE and AetherWorks. The conduct of international operations subjects us to certain risks. Foreign regulatory bodies continue to establish standards different from those in the United States, and our products are designed generally to meet those standards. Our inability to design products in compliance with such foreign standards could have an adverse effect on our operating results. Also, our international business may be affected by changes in demand resulting from fluctuation in currency exchange rates and tariffs and difficulties in obtaining export licenses. We do not expect that we will hedge against fluctuations in currency exchange rates.

PURCHASERS OF COMMON STOCK FROM US WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE INVESTMENT

      We expect that the price at which we sell the common stock in this offering will be substantially higher than the net tangible book value per share of our outstanding common stock. Our net tangible book value per share as of September 30, 1999 was $.70 per share, taking into account the pro forma adjustments for the OpenROUTE and AetherWorks transactions. As a result, you will incur immediate, substantiate dilution if you purchase the shares from us. For example, if we sold all 1.0 million shares of common stock in this offering for $22.50 per share as of September 30, 1999, then our net tangible book value per share after the sale transaction would have been $1.13 as a result of receiving the net cash proceeds. In this event, the buyer would experience dilution of $21.37 per share, resenting the difference between the purchase price and the net tangible book value per share after the offering.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act. As required by the Securities Exchange Act, we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at regional offices of the SEC at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. In addition, we are required to file electronic versions of these documents through the SEC's Electronic Data Gathering, Analysis and Retrieval System (EDGAR). The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of these materials may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. The common stock is quoted on the Nasdaq National Market. Information regarding the trading of our common stock on the Nasdaq National Market can be obtained from the Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878 ((202) 496-2500).

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock being offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the offer and sale of the securities, reference is made to the registration statement. Statements contained in this prospectus concerning the provisions of documents filed with the registration statement as exhibits are necessarily summaries of those documents, and each of these statement is qualified by reference to the copy of the applicable document filed with the SEC. The registration statement may be inspected without charge at the public reference facilities of the SEC at the addresses contained in the preceding paragraph and copies of all or any part of the registration statement may be obtained from the SEC at prescribed rates.

      Pursuant to the rules of the SEC, we are able to "incorporate by reference" into this document the information that we have on file with the SEC. This means that we may disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus. In addition, any later information we file with the SEC and incorporated by reference will update and supersede the information referred to or contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13a, 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed:

        o  Our Annual Report on Form 10-K for the year ending December 31, 1998;
        o Our Quarterly Reports on Form 10-Q for the quarters ending March 31, 1999, June 30, 1999, and September 30, 1999;
        o Our Current Reports on Form 8-K dated October 14, 1999, December 23 1999 and January 14, 2000.
        o The Annual Report on Form 10-K for the year ending December 31, 1998 of OpenRoute Networks, Inc.; and
        o The Quarterly Reports on Form 10-Q for the quarters ending March 31, 1999, June 30, 1999 and September 30, 1999 of OpenRoute Networks, Inc.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      Some of the information set forth in this prospectus includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we may publish "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act or make oral statements that constitute forward-looking statements. These forward-looking statements may relate to matters such as anticipated financial performance, future revenues or earnings, business prospectus, projected ventures, new products, anticipated market performance and similar matters. The words "budgeted," "anticipate," "project," "estimate," "expect," "may," "believe," "potential" and similar statements are intended to be among the statements that are forward looking statements. Because these statements reflect the reality of risk and uncertainty that is inherent in our business, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on these forward looking statements, which are made as of the date of this prospectus.

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we caution you that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to those set forth under the caption "Risk Factors" on page 2 and in our filings with the SEC.

      We undertake no obligation to release publicly any revisions to the forward looking statements to reflect events or circumstances after the date of this prospectus or to reflect unanticipated events or developments.

                                 USE OF PROCEEDS

      We estimate that we will receive approximately $21.6 million in net proceeds from the sale of the stock. This estimate assumes a sales price per share of $22.50, a 3.5% sales commission and expenses payable by us of $50,000 in connection with the offering. Since we will sell the shares at prevailing market prices, we may receive greater or less net proceeds than we expect.

      We will use $8 million of the net proceeds to pay an $8 million promissory note issued by AetherWorks to Digi International Inc. The note does not bear interest, and it is scheduled to mature in May 2001. The maturity date, however, will accelerate upon a change of control of AetherWorks. Accordingly, the note will become due on the date we close the acquisition of AetherWorks, and satisfaction of the note is a condition to closing the AetherWorks acquisition. We have agreed that we will sell shares of our common stock to fund repayment of the Digi International note, and the number of shares we issue to AetherWorks security holders in the merger will be reduced by the number of shares we sell for this purpose. We will use the remainder of the net proceeds for general corporate and working capital purposes. Pending application of the net proceeds, we will place the net proceeds in short term, interest bearing securities.

      We will not receive any proceeds from the sale of common stock by the selling security holders. The shares which Kaufman Bros. may sell are currently represented by a warrant we issued to Kaufman Bros. In order to obtain the common stock for sale, Kaufman Bros. must exercise the warrant. The warrant has an exercise price of $3.00 per share, so Kaufman Bros. will pay us $300,000 if it exercises its warrant in full. We will use the proceeds from this warrant exercise for general corporate and working capital purposes.

                            SELLING SECURITY HOLDERS

      This prospectus relates to the resale of 1,200,000 shares of common stock. 100,000 shares are owned by Bryan R. Holley, and 100,000 shares are issuable upon the exercise of warrants that we have issued to Kaufman Bros., L.P. The following table sets forth, to our knowledge:

        o the number of shares of common stock beneficially owned by each of Kaufman Bros. and Mr. Holley;

        o the number of shares of common stock to be offered and sold by each of Kaufman Bros. and Mr. Holley; and

        o the number of shares of common stock and percentage of outstanding shares of common stock to be beneficially owned by each of Kaufman Bros. and Mr. Holley after the offer and sale contemplated by this prospectus, assuming that all the shares offered by the selling security holder are in fact sold.

      To our knowledge, each person has sole investment and voting power, with respect to the securities set forth in the following table.

      As of December 31, 1999, we had 28,561,622 shares of common stock issued and outstanding.


                                                                BENEFICIAL OWNERSHIP
                                                                AFTER THE OFFERING (1)
                                                                ----------------------
                           NUMBER OF SHARES         NUMBER OF
                          BENEFICIALLY OWNED        SHARES TO   NUMBER OF
 NAME AND ADDRESS        PRIOR TO THE OFFERING       BE SOLD      SHARES   PERCENTAGE
 ----------------        ---------------------       -------      ------   ----------

Kaufman Bros., L.P.....           5,000              100,000        5,000       *
Bryan Holley(2)........         622,333              100,000      522,333       1.8


----------------------
* Less than 1 percent

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes consideration of voting or investment power with respect to the securities at issue. Information with respect to beneficial ownership is based upon information as of February 2, 2000 and assumes that there is outstanding an aggregate of 28,561,622 shares of common stock, not including treasury shares.

(2) Includes 33,333 shares which Mr. Holley may acquire pursuant to options which have vested or which will vest in the next 60 days.

      The shares offered by Kaufman Bros. are issuable to it upon its exercise of warrants we issued to it. We issued the warrants to Kaufman Bros. in connection with an investment banking advisory agreement which we entered into in May 1999. The warrants are exercisable at $3.00 per share, and are exercisable until August 2004. Kaufman Bros. is acting as our agent in connection with our offering of shares under this prospectus. In addition, Kaufman Bros. acted as our financial advisor in connection with the OpenRoute merger. These relationships are described under the caption "Plan of Distribution - Sales by Nx Networks," below.

      We issued the shares to Bryan Holley as part of his severance package from Netrix. Mr. Holley had been the chief executive officer of OpenRoute until the merger. At the time of the merger, Mr. Holley became our chief operating officer and president. His severance was finalized on January 24, 2000.

                 NETRIX SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data should be read in conjunction with Netrix's "Management's Discussion and Analysis of Financial Condition and Results of Operations," its consolidated financial statements, including the notes thereto, and the other financial data of Netrix incorporated by reference into this prospectus. The statement of operations data and balance sheet data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 are derived from the consolidated financial statements of Netrix and the notes related thereto, which were audited by Arthur Andersen, LLP, independent public accountants. The consolidated financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, and the report of Arthur Andersen, LLP thereon are incorporated by reference into this prospectus. The selected consolidated statement of operations data and balance sheet data as of and for the nine month periods ended September 30, 1998 and 1999 are derived from the unaudited consolidated financial statements of Netrix incorporated by reference into this prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of Netrix for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. Net loss per share is computed on the basis described in the notes to Netrix's consolidated financial statements.


                                                                     NINE MONTHS
                                 YEARS ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                         --------------------------------------   -------------------
                         1994    1995     1996     1997    1998      1999     1998
                         ----    ----     ----     ----    ----      ----     ----
                                                                     (UNAUDITED)
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

STATEMENT OF OPERATIONS DATA:
Total revenues         $53,021 $48,891 $43,635  $33,087  $31,482  $21,388   23,383
Gross profit            27,557  25,225  21,572   14,647   15,388   10,238   11,816
Operating expenses:
     Sales and
      marketing         12,572  14,162  11,632   10,120    9,292    4,621    7,774
     Research and
      development       10,073  10,776  11,079    8,323    6,771    5,337    4,939
    General and
     administrative      4,982   4,787   4,266    4,002    4,324    3,683    3,080
   Stock compensation
    expense                                                                    763
   Restructuring
    charge                 910       -     900      875        -      900        -
     Bad debt expense        -       -       -      100    1,489        -        -
                       ------- ------- -------  -------  -------  -------   ------
Loss from operations      (980) (4,500) (6,305)  (8,773)  (6,488)  (5,066)  (3,977)
Comprehensive loss        (579) (3,795) (5,968)  (8,577)  (6,517)  (5,324)  (4,167)
Basic and diluted net
loss per share           (0.06)  (0.40)  (0.63)   (0.89)   (0.60)   (0.51)   (0.37)

BALANCE SHEET DATA (END OF PERIOD):

Working capital         25,055  21,790  17,782   10,271    7,600    8,676    9,407
Total assets            45,343  41,985  34,493   24,024   20,241   20,269   21,391
Total long-term
  liabilities              843     943     614       97        -        -        -
Stockholders' equity    33,632  30,396  24,847   16,480   12,117   12,170   14,495


     NETRIX UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following Unaudited Pro Forma Condensed Consolidated Balance Sheet of Netrix as of September 30, 1999 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations of Netrix for the nine months ended September 30, 1999 and the year ended December 31, 1998 illustrate the effect of the mergers with OpenRoute and AetherWorks. The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the mergers with OpenRoute and AetherWorks had been completed as of September 30, 1999 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the mergers with OpenRoute and AetherWorks were completed as of the beginning of the fiscal year presented, January 1, 1998. Certain reclassifications have been made to OpenRoute's and AetherWorks' financial statements to conform with Netrix's presentation.

      Under the terms of the OpenRoute transaction, the holders of OpenRoute common stock and stock options received one share of Netrix common stock for each OpenRoute share converted. Under the terms of the AetherWorks transaction, it is assumed the holders of AetherWorks common stock, warrants, and stock options will receive an aggregate of 1.36 shares of Netrix Common Stock. This conversion ratio is subject to adjustment based upon the number of Netrix shares required to satisfy an existing $8,000,000 obligation of AetherWorks, which must be redeemed upon closing of the proposed merger. The Pro Forma Condensed Consolidated Financial Statements reflect the use of the $8,000,000 of proceeds to redeem the note payable.

      ACCOUNTING TREATMENT

      Netrix recorded the OpenRoute merger as a purchase transaction, and it will record the AetherWorks merger as a purchase transaction. For accounting purposes, Netrix is deemed to be the acquiring corporation in each merger.

      The pro forma adjustments are based upon currently available information and assumptions that Netrix management believes are reasonable and certain information provided by OpenRoute management and AetherWorks management. Netrix will account for each merger based upon the estimated fair market value of the net tangible assets, intangible assets and liabilities acquired at the date of acquisition. The adjustments included in the Unaudited Pro Forma Condensed Consolidated Financial Statements represent the preliminary determination of these adjustments based upon available information. Netrix cannot assure you that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements.

      For illustrative purposes, Netrix has made a preliminary allocation of excess cost over estimated net assets acquired to goodwill as OpenROUTE's assets and liabilities are estimated to approximate fair value. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase price and final estimates of fair values of assets and liabilities of OpenROUTE at the closing date, Netrix will undertake a study to determine the fair values of assets and liabilities acquired and will allocate the purchase price accordingly. Netrix believes that the carrying value of current assets and current liabilities approximates fair value and that the excess of cost over historical net assets acquired will be allocated to property and equipment, goodwill and other identifiable intangibles. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

      For illustrative purposes, Netrix has made a preliminary allocation of excess cost over estimated net assets acquired to goodwill as AetherWorks' assets and liabilities are estimated to approximate fair value. For purposes of this Pro Forma Financial Information, Netrix assumed the price per share to be $22.50, as guaranteed in the merger agreement. Netrix has also engaged an independent third party to determine the amount, if any, of the excess purchase price related to purchased in-process research and development. To the extent that a portion of the purchase price of AetherWorks is allocated to purchased in-process research and development, the other intangibles would be reduced for this amount. For every $1.0 million change in the amount allocated to purchased in-process research and development, annual amortization expense reflected in the pro forma consolidated statement of operations would decrease by $250,000. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase price and final estimates of fair values of assets and liabilities of AetherWorks at the closing date, Netrix will undertake a study to determine the fair values of assets and liabilities acquired and will allocate the purchase price accordingly. Netrix believes that the carrying value of current assets and current liabilities approximates fair value and that the excess of cost over historical net assets acquired will be allocated to property and equipment, in-process research and development, goodwill and other identifiable intangibles. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

      The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the mergers with OpenRoute and AetherWorks had been consummated as of the indicated dates. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements of Netrix, OpenRoute and AetherWorks, together with the related notes thereto, which are incorporated by reference into this registration statement.

                                 NETRIX CORPORATION

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999


                                                                                                    OPEN       AETHER     NETRIX
                                                         NETRIX         OPEN        AETHER        PRO FORMA   PRO FORMA  PRO FORMA
                                                       HISTORICAL(1) HISTORICAL(2) HISTORICAL(3) ADJUSTMENTS ADJUSTMENTS COMBINED
                                                       ------------- ------------- ------------- ----------- ----------- ---------
ASSETS
Current assets:
   Cash and cash equivalents                             $  4,698      $  2,804      $    550    $     -     $     -     $  8,052
   Marketable securities                                        -             -             -          -           -            -
   Accounts receivable, net                                 6,957         3,450             -          -           -       10,407
   Inventories                                              4,761         5,563             -          -           -       10,324
   Other current assets                                       359           343            61          -           -          763
                                                         --------      --------      --------    -------     -------     --------
      Total current assets                                 16,775        12,160           611          -           -       29,546
                                                         --------      --------      --------    -------     -------     --------

   Property and equipment, net                              3,043         2,239         1,993          -           -        7,275
   Goodwill and intangibles, net                              330             -             -     58,085 (4)  71,743 (5)  130,158
   Other assets                                               121            41             -          -           -          162
                                                         --------      --------      --------    -------     -------     --------
      Total assets                                       $ 20,269      $ 14,440      $  2,604    $58,085     $71,743     $167,141
                                                         ========      ========      ========    =======     =======     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Line of credit                                        $  1,174      $      -      $      -    $     -     $     -     $  1,174
   Accrued expenses                                         3,018         2,087           150        500 (6)     500 (6)    6,255
   Accounts payable                                         3,907         1,226           773          -           -        5,906
   Current portion of long term
     debt and capital lease
     obligations                                                -             -           861          -           -          861
                                                         --------      --------      --------    -------     -------     --------
      Total current liabilities                             8,099         3,313         1,784        500         500       14,196
                                                         --------      --------      --------    -------     -------     --------
Long-term debt and capital lease                                -             -         9,816          -      (8,000)(7)    1,816
                                                         --------      --------      --------    -------     -------     --------

Stockholders' equity:
   Preferred stock                                          4,424             -             3          -          (3)(9)    4,424
   Common stock                                               581           160            12        636 (8)     110 (9)    1,499
   Additional paid-in capital                              59,231        49,689        10,027     18,227 (8)  60,098 (9)  197,272
   Deferred compensation                                     (637)            -             -          -           -         (637)
   Accumulated deficit                                    (52,131)      (37,835)      (19,038)    37,835 (8)  19,038 (9)  (52,131)
   Warrants                                                   862             -             -          -           -          862
   Less, Treasury stock at cost                                 -        (1,010)            -      1,010 (8)       -            -
   Accumulated other comprehensive
     income (loss)                                           (160)          123             -       (123)          -         (160)
                                                         --------      --------      --------    -------     -------     --------
      Total stockholders' equity                           12,170        11,127        (8,996)    57,585      79,243      151,129
                                                         --------      --------      --------    -------     -------     --------
      Total liabilities and
        stockholders' equity                             $ 20,269      $ 14,440      $  2,604    $58,085     $71,810     $167,141
                                                         ========      ========      ========    =======     =======     ========



        The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                           NOTES TO NETRIX CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

(1) Information obtained from the historical unaudited condensed consolidated balance sheet of Netrix.

(2) Information obtained from the historical unaudited consolidated balance sheet of OpenROUTE.

(3) Information obtained from the historical unaudited consolidated balance sheet of OpenROUTE.

(4) Reflects goodwill resulting from the purchase of all of the outstanding stock of OpenROUTE and the allocation of the purchase price using the purchase method of accounting for the transaction after adjusting the assets acquired and the liabilities assumed to their respective fair values.

(5) Reflects goodwill resulting from the purchase of all of the outstanding stock of AetherWorks and the allocation of the purchase price using the purchase method of accounting for the transaction after adjusting the assets acquired and the liabilities assumed to their respective fair values.

(6) Reflects the transaction costs, primarily investment banking, legal and accounting fees, directly incurred related to the acquisition and is shown as a pro forma adjustment to accrued expenses and the purchase price.

(7) Reflects the assumption of AetherWorks' $8,000,000 note payable, which must be redeemed upon closing of the proposed merger; Reflects the issuance of 355,556 shares of Netrix common stock at $22.50 per share; Reflects the use of the $8,000,000 proceeds to redeem the note payable.

(8) Eliminates the equity of OpenROUTE upon consolidation with Netrix; reflects the issuance of 15.9 million shares of Netrix common stock using an exchange ratio of one share of Netrix for each share of OpenROUTE common stock. The issued shares are valued at $3.90 per share, which is the average of the closing prices for the three days before and after the public announcement of the merger; reflects the value of OpenROUTE stock options and warrants. Such value has been determined using the Black-Scholes method assuming 98% volatility, a risk free interest rate of 5.0% and an exercise period of three years.

(9) Eliminates the equity of AetherWorks upon consolidation with Netrix; reflects the issuance of 3.49 million shares of Netrix common stock at $22.50 per share using an exchange ratio of 1.36 share of Netrix for each share of AetherWorks common stock (subject to adjustments); reflects the value of AetherWorks stock options. Such value has been determined using the Black-Scholes method assuming 130% volatility, a risk free interest rate of 5.0% and an exercise period of three years.

                               NETRIX CORPORATION

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999


                                                                                                   OPEN       AETHER     NETRIX
                                                        NETRIX         OPEN        AETHER        PRO FORMA   PRO FORMA  PRO FORMA
                                                      HISTORICAL(1) HISTORICAL(2) HISTORICAL(3) ADJUSTMENTS ADJUSTMENTS COMBINED
                                                      ------------- ------------- ------------- ----------- ----------- ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues:
   Product                                              $ 16,079      $  8,425      $      -    $     -     $     -     $ 24,504
   Service and other                                       5,309         1,401             -          -           -        6,710
   Software licensing                                          -           785             -          -           -          785
                                                        --------      --------      --------    -------     -------     --------
      Total revenues                                      21,388        10,611             -          -           -       31,999
                                                        --------      --------      --------    -------     -------     --------

Cost of revenues:
   Product                                                 7,512         5,058             -          -           -       12,570
   Service and other                                       3,638         1,187             -          -           -        4,825
   Software licensing                                          -             -             -          -           -            -
      Total cost of revenues                              11,150         6,245             -          -           -       17,395
                                                        --------      --------      --------    -------     -------     --------

      Gross profit                                        10,238         4,366             -          -           -       14,604
                                                        --------      --------      --------    -------     -------     --------
Operating expenses
   Sales and marketing                                     4,621         3,181             -          -           -        7,802
   General and administrative                              3,683         2,418         1,335     10,891 (7)  13,452 (7)   31,779
   Research and development                                5,337         2,935         4,932          -           -       13,204
   Stock compensation expense                                763             -             -          -       4,903 (8)    5,666
   Restructuring reserve                                     900           243             -          -           -        1,143
      Loss from operations                                (5,066)       (4,411)       (6,267)   (10,891)    (18,355)     (44,990)
   Interest and other income, net                           (218)          112           247          -           -          141
                                                        --------      --------      --------    -------     -------     --------
      Loss before income taxes                            (5,284)       (4,299)       (6,020)   (10,891)    (18,355)     (44,849)
   Provision for income taxes                                  -            10             -          -           -           10
                                                        --------      --------      --------    -------     -------     --------
      Net loss                                            (5,284)       (4,309)       (6,020)   (10,891)    (18,355)     (44,859)
   Dividends on preferred stock                             (574)            -             -          -           -         (574)
                                                        --------      --------      --------    -------     -------     --------
   Net loss attributable to common
     stockholders                                        $(5,858)      $(4,309)      $(6,020)  $(10,891)   $(18,355)    $(45,433)
                                                         ========      ========      ========    =======     =======     ========
   Basic and diluted loss per
   common share                                           ($0.51)                                                         ($1.51)
                                                         ========                                                        ========
   Weighted average common shares
     outstanding, basic and diluted                       11,513                                                          30,045 (9)
                                                         ========                                                        ========


        The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                               NETRIX CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                                                   OPEN       AETHER     NETRIX
                                                        NETRIX         OPEN        AETHER        PRO FORMA   PRO FORMA  PRO FORMA
                                                      HISTORICAL(6) HISTORICAL(5) HISTORICAL(6) ADJUSTMENTS ADJUSTMENTS COMBINED
                                                      ------------- ------------- ------------- ----------- ----------- ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues:
   Product                                              $ 21,840      $ 10,416             -          -           -     $ 32,256
   Service and other                                       9,642         2,247             -          -           -       11,889
   Software licensing                                          -         1,663             -          -           -        1,663
                                                        --------      --------      --------    -------     -------     --------
      Total revenues                                      31,482        14,326             -          -           -       45,808
                                                        --------      --------      --------    -------     -------     --------

Cost of revenues:
   Product                                                10,939         6,836             -          -           -       17,775
   Service and other                                       5,155         1,760             -          -           -        6,915
   Software licensing                                          -             -             -          -           -            -
                                                        --------      --------      --------    -------     -------     --------
      Total cost of revenues                              16,094         8,596             -          -           -       24,690
                                                        --------      --------      --------    -------     -------     --------
         Gross profit                                     15,388         5,730             -          -           -       21,118

Operating expenses
   Sales and marketing                                    10,781         8,018             -          -           -       18,799
   General and administrative                              4,324         5,376         2,051     14,521 (7)  17,936 (7)   44,208
   Research and development                                6,771         4,610         3,614          -           -       14,995
   Stock compensation expense                                  -             -             -          -       6,851 (8)    6,851
   Restructuring reserve                                       -             -             -          -           -            -
                                                        --------      --------      --------    -------     -------     --------
      Loss from operations                                (6,488)      (12,274)       (5,665)   (14,521)    (24,787)     (63,735)
   Interest and other income, net                            (29)          589        (1,307)         -           -         (747)
                                                        --------      --------      --------    -------     -------     --------
      Loss before income taxes                            (6,517)      (11,685)       (6,972)   (14,521)    (24,787)     (64,482)
   Provision for income taxes                                  -           175             -          -           -          175
                                                        --------      --------      --------    -------     -------     --------
         Net loss                                         (6,517)      (11,860)       (6,972)   (14,521)    (24,787)     (64,657)
                                                        ========      ========      ========    =======     =======     ========

Basic and diluted loss per common
  share                                                   ($0.60)                                                         ($2.19)
                                                         ========                                                        ========

Weighted average common shares
   outstanding, basic and diluted                         10,891                                                          29,513 (9)
                                                         ========                                                        ========

        The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

                           NOTES TO NETRIX CORPORATION
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
  FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1999



(1) Information obtained from the historical unaudited condensed consolidated statement of operations of Netrix.

(2) Information obtained from the historical unaudited consolidated statement of operations of OpenROUTE.

(3) Information obtained from the historical statement of operations of AetherWorks for the year ended September 30, 1999 less the historical unaudited statement of operations of AetherWorks for the three months ended December 31, 1998.

(4) Information obtained from the historical consolidated statement of operations of Netrix.

(5) Information obtained from the historical statement of operations of OpenROUTE.

(6) Information obtained from the historical statement of operations of AetherWorks for its year ended September 30, 1998.

(7) Reflects the amortization expense of the excess of cost over historical net assets acquired in the merger by use of the straight-line method over 4 years.

(8) Reflects the amortization of $15.7 million of compensation expense for the assumed intrinsic value of stock options to be granted to AetherWorks' employees immediately subsequent to closing to acquire 1,000,000 shares of Netrix common stock at an exercise price of $6.81 per share. The compensation expense will be recognized over the options vesting period, generally two to three years.

(9) The average common shares outstanding used in calculating basic and diluted pro forma loss per common share are calculated assuming that the estimated number of shares of Netrix common stock to be issued in the mergers were outstanding from the beginning of the periods presented. For purposes of this Pro Forma Financial Information, the Company assumed that it would issue approximately 15,900,000 and 2,632,000 million shares of common stock in connection with the OpenROUTE acquisition and the AetherWorks acquisition, respectively. Options and warrants to purchase shares of common stock were not included in computing pro forma diluted earnings per common share because their inclusion would result in a smaller loss per common share.

                                    BUSINESS

      Netrix, now called Nx Networks, is a worldwide provider of internet telephony and data networking solutions. We deliver a high performance, scalable product suite that serves today's voice and data convergence needs while anticipating tomorrow's demands for secure packet and cell based telephony solutions. We combine patented, switched, compressed voice and data technology with advanced packet data networking capabilities to provide networking solutions that improve network performance and deliver an array of tangible network services.

      We have distinguished ourselves as a pioneer in the data communications industry and as a leader in voice, data networking and networking connectivity. Currently, we are pioneering next generation softswitch and intelligent service technologies that will simplify networking setups and service offerings and provide a platform for application services. Our customers include service providers, multinational corporations and government agencies in over 60 countries.

      CORPORATE OBJECTIVES

      Our goal is to be a leading provider of internet telephony solutions. We recognize that internet telephony is driving the communications industry to achieve an intelligent, feature rich and all-encompassing network. We intend to deliver solutions that offer secure, seamless end-to-end interoperability and voice services to this market.

      Our acquisition of AetherWorks provides us with superior softswitch technology and the resources to significantly expand our penetration of the rapidly growing internet telephony services market. Specifically, we believe this technology allows us to bring differentiated services to customers faster than our competitors. We will capitalize on our services segment by introducing innovative new products.

      We believe that our product developments enhance the growth of the deployment of multi-service networks, the adoption of virtual private networking
(VPNs) and the implementation voice over virtual private networking (VoVPN). Our tactical developments also reflect service provider deregulation and competition, the growth of e-commerce and the increased demand for comprehensive internet protocol services.

      During 2000, we plan to deliver the following solutions to service providers, corporations and carriers in the market segments indicated:

        o VIRTUAL PRIVATE NETWORKING -Nx Networks GT and GTX Series is an award winning full-featured VPN edge router products.

        o VOICE OVER VIRTUAL PRIVATE NETWORKING (VOVPN) - Nx Networks 3000 Series combines voice and data within a VPN.

        o CARRIER CLASS VoIP GATEWAY - The upcoming Nx Networks 4000 Series delivers carrier class voice over IP gateways that are standards based and scalable.

        o CARRIER GRADE SOFTSWITCH TECHNOLOGY - Our superior softswitch technology runs on virtually all Unix platforms and is easily enhanced. This technology will debut in the Nx Networks 6000 Series, presently under development.

        o CUSTOMER PREMISE EQUIPMENT - We offer a complete series of edge products - both voice and data - with full feature sets and robust quality.


      BACKGROUND

      The coming together of internet standards, voice over internet protocol
(VOIP) and virtual private networking (VPN) makes the combining of voice and data, long treated as separate technologies, a sound business decision. As network infrastructures converge and consolidate, fewer networks and protocols support an increasing number of applications. The internet protocol (IP) for the local area network (LAN), along with frame relay and asynchronous transfer mode
(ATM) for wide area networks (WAN) are the leading technologies in this market space, displacing previous technologies.

      These technological trends, combined with the proliferation of global trade, have created a growing reliance on secure converged telecommunications to facilitate commerce. In an environment where wide area networking is critical to daily operations, secure voice and data communications over different network media types represent a significant and increasing component of operating costs for enterprises. We have focused our new products to support needs of this new network model.

      The varying traffic characteristics of different types of networking applications, together with the need to transmit voice and image as well as data, has created the need for vendors to supply multi-service platforms to meet the user requirements within a single network fabric. Technologies in use today include IP, frame relay, integrated services digital network (ISDN), and ATM. Multi-service platforms, such as Nx Network Exchange products, enable our customers to support multiple applications across a single network, thereby resulting in improved connectivity, generally reduced communications costs, and improved network performance.

      The increasing availability of IP and frame relay services on the public networks has fueled a trend toward building corporate networks that access these services on an as-needed basis. Our products can be used to implement voice and data networks based upon private lines, public services, or a combination of private and public services. We believe that the trend toward the use of services will continue to grow, especially with global telecommunications deregulation. The use of the internet will also expand voice and fax applications.

      In November, 1999, we launched a comprehensive equipment leasing solution through a strategic partnership with First Venture Leasing Corporation. This leasing solution allows us to offer emerging and established carriers the financial tools needed to build a complete internet telephony infrastructure using our equipment without traditional large up-front capital expenditures.

      In December, 1999, we introduced the 3000 Series, which delivers a secure solution for converged internet telephony and data. The 3000 Series combines high-quality IP voice and routing into a single end-to-end solution for secure voice and data communications.

      The 3000 Series positions us firmly in the VoIP and VPN telephony market space, which is emerging as the next wave of network consolidation and which leverages the vast worldwide IP infrastructures being deployed. It also positions us for the emerging service provider space by enabling them to offer low cost telephony solutions while realizing a short-term return on the equipment investment.

      We believe that secure internet telephony, in particular, represents a short-term opportunity to gain substantial service provider market share. We believe that our current product offering provides several advantages over existing competing products in the areas of performance, security, scalability, flexibility, cost, channel capacity and bandwidth efficiency. We have recently been able to offer carrier quality voice over packet solutions to service providers over wide area networks at significant reductions in per minute operating costs. Particularly with regard to bandwidth allocation, our capability to bundle multiple voice samples from different calls in a single packet allows improved bandwidth management over long distances. We believe we are positioned to be among the leaders in IP voice/data wide area networking equipment in 2000.

      With the introduction and continued development of the Series 3000, we are moving toward the ability to deliver secure voice and data integration over almost any carrier infrastructure, with the goal of making the products as easy to configure and provision as possible. In addition our products' ability to shape traffic and prioritize applications and to customize bandwidth utilization on demand to suit end users needs, make the 3000 Series an ideal platform for service providers looking to deliver next generation services in order to differentiate themselves. Whether provisioning service or selling customer premise equipment (CPE) to end users, the range of products will be well positioned for the service provider market.

      On December 31, 1999 we entered into an agreement to acquire AetherWorks Corporation, a provider of innovative softswitch technology for the telecommunications industry. We believe that the addition of AetherWorks' technology provides us with a distinct competitive advantage in developing solutions our customers need to succeed in the internet telephony arena. Specifically, AetherWorks provides the technology which will enable an intelligent, feature-rich and all encompassing network to emerge. In addition, this acquisition moves us from the customer premise "edge" to the telco and carrier "edge". We believe the combination of our and AetherWorks' technologies will serve a growing converged market and allow secure, seamless end-to-end interoperability while providing feature rich services at a significant cost savings.

      PRODUCTS

      We currently offer three types of networking products:

        o     Voice and Data Gateway Routers - 3000 Series
        o     Voice Gateways - 2200 and 2500 Network Exchange Series
        o     Backbone Switches - 2500 Network Exchange Series
        o     Data Networking Routers - GT and GTX Series

      VOICE AND DATA GATEWAY ROUTERS

      3000 SERIES The 3000 Series is a modular voice over virtual private network (VoVPN) gateway router. It is a voice gateway and data router combined to work over WAN and LAN connections. With the 3000, data and voice transmission are secure using industry standard firewalls, encryption and authentication protocols. This product enables companies to combine their voice and data networks within a VPN.

      VOICE GATEWAYS

      We have two platforms which comprise the Voice Gateway product line, the 2210 and the 2201. The products scale from a gateway consisting of as few as four voice ports to larger central sites comprising hundreds of ports. This scaleable product offering permits the customer to choose the most appropriate platform for each site based upon functionality and performance requirements. All are designed to enhance the efficiency and cost-effectiveness of the communications infrastructure.

      NETWORK EXCHANGE 2210. The Network Exchange 2210 is a voice gateway that combines switched compressed voice and data switching in a single platform. The 2210 incorporates Nx Networks Vodex voice gateway software, one of the industry's first voice gateways to simultaneously deliver high quality voice over IP and voice over frame relay with the ability to gateway between the two. This scaleable product, designed to take advantage of available IP and frame relay facilities/services, is based upon enhanced voice over frame capabilities we have developed. The 2210 has a complete set of features which support switched compressed voice, LAN traffic as well as the traditional capabilities found in typical access level products. The 2210 is also available with redundant AC or DC power supplies. This configuration is called the Network Exchange 2214.

      NETWORK EXCHANGE 2201. Nx Networks Network Exchange 2201 was introduced mid-1998 as the entry-level product in the 2200 range. The 2201 is a voice over data switching platform that delivers the benefits of internet telephony and WAN switching together with multi-protocol data support. The 2201 offers a unique combination of switched compressed voice and data switching support in a single compact platform. As a stand-alone voice and data access switch, or in conjunction with the other Network Exchange 2000 series products, it gives networks flexibility, scalability, and efficiency.

      BACKBONE SWITCHES. Software selectable transmission technologies allow the 2500 series to provide superior cost-effective leased line, public or hybrid networking solutions for data, voice and image applications.

      NETWORK EXCHANGE 2550. The 2550 performs as a central site voice/data switch to provide a resilient fault-tolerant hub. The 2550 interworks with the 2210 to provide complete multi-service networking support for compressed voice traffic as well as all existing network technologies. With the 2550, networks can be constructed to provide support for voice over IP, frame relay, and ATM using narrowband or high speed broadband interfaces running at speeds up to DS3 (45 Mbps) and E3 (34 Mbps) rates.

      NETWORK EXCHANGE 2510. Nx Networks Network Exchange 2510 is the entry-level switch in the Network Exchange 2500 series of high-performance, multi-service switching platforms. It combines ATM, frame relay, X.25, TDM, and ISDN for data, voice and image applications. Functioning as either an enterprise backbone or a carrier edge switch, the 2510 provides cost-effective bandwidth management of public, private, and hybrid networks, with extensive network management and diagnostic capabilities.

      Nx Networks Network Exchange products provide flexible and scaleable network solutions for small to large voice/data networks. The products are used together to provide coverage from the access level through to the network backbone. Nx Networks products provide integrated voice and data network solutions that use state of the art networking technology. In addition to the Network Exchange product line, our other products include the Series 10 (S10), the Series 100 (S100), the Series 1000 (S1000), and specialized telecom products.

      NX NETWORKS NETWORK MANAGEMENT SYSTEM (NMS). Each of the products listed above is managed by Nx Networks' Network Management System (NMS). The NMS provides a full graphical user interface and remote diagnostics, allowing nodes at several different locations to be viewed and managed by the network manager at one central location. The NMS has the capability to monitor attached SNMP devices, such as a router, and to participate in global network management architecture with other SNMP managers. Built into the NMS is the capability to support virtual private networks, remote diagnostics, and extensive "gatekeeper" functionality such as call detail records for accounting and performance statistics for on-going capacity planning/tuning. The NMS provides extensive capabilities to insure non-stop operation with the lowest personnel costs. Nx Networks supplies network management software for operation with Windows 95 and Sun Sparc platforms.

      DATA NETWORKING ROUTERS

      Our GT Series is designed to provide customers with a secure, highly efficient data router. The product line includes six platforms and scale from a fixed configuration supporting one ethernet and one WAN connection to a modular device supporting multiple ethernet and WAN connections. All of the routers include a standards based design that assures interoperabilty. In addition, the GT Series includes award winning software that delivers proven reliability and performance.

      GT 60 & 70 - Both the GT 60 & 70 are customer premise data routers that combine VPN capabilities, multi-protocol routing and software encryption into a cost effective, easily managed solution. The GT 60 & 70 are fixed configuration platforms.

      GT 90 & 900 - The GT90 and 900 data are flexible, secure and cost-effective routers designed for cable, wireless and xDSL applications. The 900 includes a "packet accellerator" security processor for higher speed encryption that delivers unequaled performance to meet the needs of the most demanding VPN. Both are deployed as Customer Premise Equipment (CPE) solution through internet service providers.

      GTX 1000 - This modular router allows the mix and match of LAN/WAN protocols and media. Its is VPN complete and offers a unique combination of performance, price, interface flexibility and security.

      GTX 1500 - This modular router is the industry's first router to include a VPN "packet accelerator" - a security processor for higher speed compression and encryption. This means network managers can provide the security provided for a VPN without sacrificing performance.

      MARKETING AND SALES

      Our customers include service providers, multi-national corporations and government agencies in over 60 countries. To address these markets throughout the world, we have established a multi-channel distribution and sales network. Our products are designed to provide enterprise voice/data solutions and are marketed mostly through indirect channels, either via carriers or enterprise focused partners worldwide. We also have a direct sales force who sell directly to large corporations worldwide. Service providers resell our products as part of their service offerings as well. Marketing programs to support all these channels center around advertising, direct lead generation programs and industry analyst cultivation.

      Our breadth of voice and data products, now enhanced by the acquisition of AetherWorks softswitch technology, has strengthened our position as a leading worldwide provider of internet telephony and data networking solutions. Specifically, our strategy to move from the customer edge to the carrier edge is now firmly in place, with product development underway. In addition, the Nx Networks 3000 Series has combined voice and data security technologies and is positioned to capture the convergence of these markets. In addition, our leasing program is effectively expanding our reach into many more opportunities.

      CUSTOMER SUPPORT AND SERVICE

      A significant element of our strategy has been to provide service, repair, and technical support for its customers throughout the world. A substantial portion of our service and support activity relates to software and network configuration and is provided by 24-hour per day, 7 days per week telephone support through the Nx Networks Technical Assistance Center ("TAC"). Our products are designed to allow the TAC to be on line with any Nx Networks network in the world to diagnose problems and to respond with solutions. In addition, our hardware is designed to facilitate replacement of failed boards; in many cases, the customer's personnel can replace a board themselves under the direction of the TAC. TAC service is provided directly to end users and as a backup service to our international distributors.

      Our personnel and third party providers perform most domestic hardware maintenance and installation. For customers outside the United States, these services are generally provided by our international Value Added Resellers
(VARs). We typically offer our customers a hardware warranty ranging from 90 days to one year and offers an optional annually renewable hardware maintenance and software support contract with the network.

      With the acquisition of OpenRoute line of VPN/Data routers, we added a line of routers that are easily locally/remotely managed. Because of the strength of product engineering, we offer a lifetime warranty on these units.

      We offer support contracts to our customers with optional levels of support, with each option being priced accordingly. In addition, we provide technical consulting and training both to end-users and to distributors. Many of our customers currently have support and maintenance contracts with us. Customer service as a percent of revenue was 31% in 1998, 32% in 1997 and 26% in 1996.

      RESEARCH AND DEVELOPMENT

      We believe our future success depends on our ability to continue to enhance our products to improve performance and functionality and to develop new products that address emerging networking market niches. Research and development as a percent of revenue was 22% in 1998, and 25% in 1997 and 1996.

      MANUFACTURING

      Our manufacturing operations are a combination of system level integration and testing and full turnkey. We have strategic relationships with The SMT Centre of Charlotte, North Carolina (SMTC), U.S. Assemblies of Taunton, Massachusetts (U.S. Assemblies) and Venture Manufacturing Ltd. Of Singapore (Venture).

      Effective October 1, 1999, we entered into an agreement with SMTC to outsource all manufacturing and test operations for current products. SMTC is a contract manufacturer that offers a cost-effective, high volume, manufacturing, distribution and repair capabilities worldwide. Historically SMTC has produced various sub-assemblies for us, but the new agreement calls for them to manufacture, test and ship final products. Our employees associated with manufacturing, distribution and repair operations were transferred to SMTC effective October 1, 1999.

      U.S. Assemblies and Venture manufacture our board assemblies for certain router products and provide turnkey manufacturing for certain other router products. SMTC provides full turnkey manufacturing for our voice products. We believe that in the event of an interruption in manufacturing at any of our subcontractors, we will be able to shift our production needs to an unaffected facility and continue to meet expected demand. Each of our subcontractors operate a number of other plants in the United States and Asia.

      We perform some final assembly and testing of routers at our Westborough facility. A repair depot is also located at the Westborough facility, coordinating service requirements for our router products.

      COMPETITION

      We encounter substantial competition in the marketing of our products, and many of our competitors have greater financial, marketing and technical resources. Important competitive factors in our product markets are established customer base, product performance and features, service and support, as well as price. We believe that we compete favorably with respect to these factors. There can be no assurance that our products will compete successfully with competitive products that may be offered in the future or that aggressive pricing will not adversely impact our profitability.

      PROPRIETARY RIGHTS

      We rely on a combination of patents, trade secret, copyright and trademark law, non-disclosure agreements, and technical measures to establish and protect our proprietary rights in our products. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of our products or to obtain and use information that we regard as proprietary. The laws of some foreign countries in which we sell or may sell our products do not protect our proprietary rights to the same extent as do the laws of the United States.

      We believe that because of the rapid pace of technological change in the networking industry, patent and copyright protection, while important, are less significant to our competitive position than factors such as the knowledge, ability, and experience of our personnel, new product development, market recognition, and ongoing product maintenance and support. We believe that our products and trademarks do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future.

      To protect our intellectual property rights in the "voice over" market space, the prime patents held by us in packetized compressed voice networking have been brought to the attention of both the voice over internet protocol and frame relay forum organizations.

      We also use various licensed products of other companies in certain of our products.

      EMPLOYEES

      We had 190 employees at December 31, 1999. None of the employees are represented by collective bargaining agreements. We have never experienced any work stoppage. We believe that our employee relations are satisfactory.

      PROPERTIES

      Our principal administrative and research and development facilities consist of approximately 45,000 square feet located in Herndon, Virginia and approximately 44,000 square feet in Westborough, Massachusetts. The Herndon premises are occupied under a lease agreement that was negotiated for a ten-year term expiring April 30, 2009. The Westborough premises are occupied under a lease expiring in April 2002. In connection with cost savings initiatives we undertook in 1999, we subleased approximately 22,000 square feet of the Herndon facility, thereby reducing rent expense by approximately $50,000 per month. A separate facility of 8,600 square feet is under lease in Longmont, Colorado for product development operations. Additionally, we maintain six sales and support offices in the United States and abroad. We believe our facilities are adequate for our current needs.

      LITIGATION

      We are periodically a party to disputes arising from normal business activities. In the opinion of our management, resolution of these matters will not have a material adverse effect upon our financial condition or future operating results, and adequate provision for any potential losses have been made in our financial statements.

                                   MANAGEMENT

      DIRECTORS AND EXECUTIVE OFFICERS

      Set forth below are the names, ages, position and business experience of our executive officers and directors.

                        AGE OF
NAME OF DIRECTOR        DIRECTOR
OR EXECUTIVE            OR
OFFICER                 OFFICER           POSITION OF DIRECTOR OR OFFICER
--------------------    ----------     -----------------------------------------

Steven T. Francesco        42          Director,   Chairman  of  the  Board  of
                                       Directors and Chief Executive Officer
Lynn C. Chapman            45          Vice Chairman and Director
John M Faccibene (2)       53          Director
Gregory C. McNulty         43          Executive  Vice  President  - World Wide
                                       Sales and Director
Richard Yalen (1)          54          Director
Douglas J. Mello (2)       56          Director
Thomas Lieberman (1)       59          Director
Robert Glorioso            50          Director
Peter J. Kendrick          45          Vice   President  and  Chief   Financial
                                       Officer
-------------

     (1)  Member of the Audit Committee of the Board of Directors.
     (2) Member of the Compensation Committee of the Board of Directors.

      STEVEN T. FRANCESCO. Mr. Francesco has been a Director and Chairman of the Board since March 1999. Mr. Francesco is founder and President of Darien Corporation, and was founder and former President and COO of SmartServ Online, Inc. From 1989 to 1991, he was Senior Vice President of Strategic Planning and Operations for a division of Cantor-Fitzgerald Securities. Mr. Francesco has served as a senior strategic advisor to GTE Advanced Network Services, KeyTrade and e-Tel. Mr. Francesco has served as a consultant to numerous companies, including AT&T, GTE, Citibank, Chemical Bank, Chase Manhattan Bank, J.J. Kenny, ADP, Telerate, and the Chicago Mercantile Exchange. Mr. Francesco founded the Market Technology Group, a computer and technology service company providing financial systems and market data retrieval to the financial services industry.

      LYNN C. CHAPMAN. Mr. Chapman has served as a director of Netrix since February 1997 and as Vice Chairman since December 1999. Mr. Chapman joined Netrix in December 1992 and was named Vice President in February 1993. During 1996 Mr. Chapman assumed additional responsibility as Vice President -- Network Products, and was named President and CEO in February 1997. Mr. Chapman became President in March 1999 when Mr. Francesco joined Netrix. Prior to joining NETRIX, Mr. Chapman served in various management positions at Data General Corporation from 1989 to November 1992.

      JOHN M. FACCIBENE. Mr. Faccibene has been a director of Netrix since March 1999. Since January 1999, Mr. Faccibene has been Managing Director, Americas, for ixNet, a subsidiary of IPC Information Systems, Inc. From 1997 to 1998, he was Executive Director of CIBC/Oppenheimer & Co. From 1973 to 1998, he was a senior member of the Security Industry Association (SIA), and for two years served as Chairman of the SIATechnology Management Committee. For 22 years, Mr. Faccibene has been a senior member of the Wall Street Telecommunications Association (WSTA) Executive Committee, and for three years served as President of the WSTA. He has previously served as Chairman of the NYNEX Executive Forum, Newbridge Worldwide User Group, Ascom/Timeplex User Group, and is a Director of the New York Technical College. Mr. Faccibene also serves as a Director of ADVESTA, a software company, Bridgewater Systems, a software company, and Timestep, a software security company.

      GREGORY C. MCNULTY. Mr. McNulty has been the Senior Group Manager, Business Development at Microsoft Corporation since 1997. Mr. McNulty also served as Major Accounts Executive for Microsoft. From 1996 to 1997, Mr. McNulty was Vice President of Sales at CIDCO, Inc., a manufacturer of intelligent network terminal devices. From 1993 to 1996, Mr. McNulty served as Director of Major Accounts for Wind River Systems, Inc., the leading supplier of real time operating systems software and related software development tools. From 1992 to 1993, Mr. McNulty was cofounder of Rugged Digital Systems, Inc., the leading manufacturer of military standard, ruggedized computer systems and served in various high-level executive positions from 1982 to 1992. Prior to that, Mr. McNulty was employed by ROLM Corporation and by FMC Corporation.

      RICHARD YALEN. Mr. Yalen became a director of Netrix in April, 1999. Mr. Yalen is the Chief Executive Officer of Dynamic Telcom Engineering LLC, a
telecommunications company.   From 1992 to 1998, prior to joining Dynamic
Telcom, Mr. Yalen served in various positions at Cable & Wireless USA, including that of Chief Executive Officer.

      DOUGLAS J. MELLO. Mr. Mello became a director of Netrix in April, 1999. Mr. Mello was employed by Bell Atlantic and its predecessor corporations from 1965 until March, 1999. From 1997 to 1999, he served as President, Large Business Sales-North for Bell Atlantic. From 1996 to 1997, he was NYNEX Vice President-Business Marketing and Amp Sales, responsible for all business customers in the New York and New England areas. From 1994 to 1996, he served as Vice President-Sales for NYNEX Corporation. Prior to 1994, Mr. Mello was the Group Vice President-Manhattan Market Area for New York Telephone, where he was responsible for the provisioning of telecommunications technology. From 1985 to 1991, he was President of Business Information Systems Corp. Mr. Mello is a director of IXnet, Inc. and of Telexis Co.

      THOMAS LIEBERMANN. Mr. Liebermann has been a member of the board of directors since December 1999. Previously, since July 1998, he was a member of OpenRoute's board of directors. Mr. Liebermann has been Chairman and Chief Executive Officer of Advanced Frequency Products, LLC, which develops specialized subsystems and components for the wireless communications and motion sensing markets, since 1997. Prior to that Mr. Liebermann was President and Chief Executive Officer of Kaye Instruments from 1989 until 1996. Mr. Liebermann serves as a director on several boards of directors and holds a leadership role in the Young President's Organization.

      DR. ROBERT M. GLORIOSO. Dr. Glorioso has been a member of the Board of Directors since the merger with OpenRoute on December 22, 1999, and he was previously a member of the Board of Directors of OpenRoute from March 1997. Since April 1993, Dr. Glorioso has held the position of President and Chief Executive Officer of, and has served as a board member of, Marathon Technologies Corp. From January 1976 to December 1992, Dr. Glorioso held several senior executive positions at Digital Equipment Corporation, including Vice President of Information Systems Business and Vice President of Executive Consulting.

      PETER J. KENDRICK Mr. Kendrick joined the company in August, 1999 as Vice President and Chief Financial Officer. Prior to joining Netrix, he served as Vice President and Chief Financial Officer of PACI, a Nasdaq listed company. From 1991 to 1996, he was Vice President and Chief Financial Officer of Capital-Carousel, Inc. Mr. Kendrick also served as Senior Vice President-Corporate Finance for Johnston, Lemon and Company and Vice President and Chief Financial Officer of VSC, Inc. In addition he has held senior executive roles with C3, Inc., The Source and SCS.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of January 31, 2000 with respect to the beneficial ownership of common stock by:

        o each person known by Netrix to beneficially own more than 5% of the outstanding shares of common stock;
        o   each director of Netrix;
        o   each executive officer of Netrix; and
        o   all directors and executive officers of Netrix as a group:


                                               NUMBER OF
                                               SHARES        PERCENTAGE OF
                                               BENEFICIALLY COMMON STOCK
       BENEFICIAL OWNER                        OWNED(1)     OUTSTANDING (2)
       ----------------                        ------------ ---------------
      Steven T. Francesco ....................   2,600,000          9.1
      Lynn C. Chapman ........................     172,596            *
      Peter J. Kendrick * ....................     100,000            *
      John M Faccibene * (3)..................      50,000            *
      Gregory C. McNulty * (4)................     100,000            *
      Richard Yalen * (3).....................      50,000            *
      Douglas J. Mello * (3)..................      50,000            *
      Thomas Lieberman (3)....................      12,500            *
      Robert Glorioso (3).....................      12,500            *
      All directors and executive officers as
        a group (9 persons) (5)...............   3,147,596          11.0
      ------------

      *     Less than 1%.

(1) The number of shares of Netrix common stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Netrix common stock which the individual has the right to acquire within 60 days after February 2, 2000 through the exercise of any stock option or other right. The inclusion herein of any shares of Netrix common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Netrix common stock shown as beneficially owned by them.

(2) Number of shares deemed outstanding includes 28,561,622 shares outstanding as of December 31, 1999 plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within 60 days after February 2, 2000.

(3) Represents shares underlying currently exercisable stock options or stock options that will become exercisable within 60 days.

(4) Includes 50,000 shares underlying currently exercisable stock options or stock options that will become exercisable within 60 days.

(5) Includes 2,147,596 shares underlying currently exercisable stock options or stock options that will become exercisable within 60 days.

                              PLAN OF DISTRIBUTION

SALES BY NX NETWORKS

      We will sell the 1,000,000 shares offered by us through Kaufman Bros. L.P. and/or Tucker Anthony, Incorporated, from time to time in a series of "at the market" transactions effected on the Nasdaq Stock Market. In offering the shares, Kaufman Bros. and Tucker Anthony will act as our agents and use their reasonable best efforts to find buyers for the shares. Kaufman Bros. and Tucker Anthony, Inc. are not obligated to purchase any of the shares for their own account and we are not obligated to sell all of the 1,000,000 shares.

      Kaufman Bros. and Tucker Anthony do not expect to undertake any special selling efforts in connection with the distribution of shares on our behalf. Under the rules of the SEC, however, they are considered underwriters as a result of their actions as our agents. Accordingly, they will have to comply with applicable prospectus delivery requirements and Regulation M under the Securities Exchange Act. Regulation M will preclude Kaufman Bros. and Tucker Anthony from making a market in our common stock during the offering of our shares.

      For their services as agents, Kaufman Bros. and Tucker Anthony will be paid 3.5% of the sales price of the shares they sell. In addition, we will indemnify Kaufman Bros. and Tucker Anthony for certain liabilities, including liabilities under the Securities Act of 1933.

      Kaufman Bros. provided financial advisory services to us from May 1999 through December 1999 pursuant to an investment advisory agreement. Pursuant to the agreement, we issued to Kaufman Bros. warrants to acquire the 100,000 shares that they are offering hereby. In addition, Kaufman Bros. acted as our financial advisors in connection our acquisition of OpenRoute. For their services in that transaction we issued to them 54,500 shares of common stock, which had a value of approximately $1.0 million on the date of issue. Tucker Anthony acted as the financial advisor to OpenRoute in connection with our acquisition of OpenRoute. For their services in that transaction, OpenRoute issued to them 145,500 shares of OpenRoute common stock, which converted into an equal number of our shares when the merger was completed. On the date the merger was completed, those shares had a value of approximately $2.0 million.

      Kaufman Bros. is also a selling shareholder, and will sell up to 100,000 shares of common stock that it currently owns. Kaufman Bros. will not sell any shares for its own account until after it has completed its distribution activities as our agent.

SALES BY SELLING STOCKHOLDERS

      The common stock may be offered and sold from time to time by one or more of the selling stock holders, or by pledgees, donees, transferees or other successors in interest. No selling stock holder is required to offer or sell any of his common stock. The selling stock holders anticipate that, if and when offered and sold, the common stock will be offered and sold in transactions effected on the Nasdaq Stock Market at then prevailing market prices. These transactions could include block transactions. The selling stock holders reserve the right, however, to offer and sell the common stock on any other national securities exchange on which the common stock is or may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions each at a price then to be negotiated. All offers and sales made on the Nasdaq Stock Market or any other national securities exchange or in the over-the-counter market will be made through or to licensed brokers and dealers. No agreements, arrangements or understandings have been entered into with any broker or dealer, and no brokers or dealers have been selected, in connection with the offer and sale of the common stock. All proceeds from the sale of the common stock will be paid directly to the selling stock holders and will not be deposited in an escrow, trust or other similar arrangement. We will not receive any of the proceeds from the sales of the common stock by the selling stock holders. However, we will receive proceeds from the exercise of the warrants by Kaufman Bros. No discounts, commissions or other compensation will be allowed or paid by the selling stock holders or by us in connection with the offer and sale of the common stock except that usual and customary brokers' commissions may be paid by the selling stock holders.

      The selling broker may act as agent or may acquire shares of common stock or interests in common stock as principal or pledgee and may, from time to time, effect distributions of shares of common stock or interests. If a dealer is utilized in the sale of common stock in respect of which the prospectus is delivered, the selling stock holders will sell common stock to the dealer as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

      We will pay the legal, accounting and other fees and expenses related to the offer and sale of the common stock contemplated by this prospectus, excluding commissions charged by any broker or dealer acting on behalf of a selling security holder. The fees and expenses we will pay are estimated to be $50,000.

                                  LEGAL MATTERS

      The validity of the common stock offered by this prospectus will be passed upon for Netrix by Kelley Drye & Warren LLP.

                                     EXPERTS

      The consolidated financial statements and schedule of Netrix and its subsidiaries as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of OpenROUTE and its subsidiaries as of and for the year ended December 31, 1998 incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and schedule of OpenRoute and its subsidiaries as of December 31, 1996 and 1997, and for each year in the two year period ended December 31, 1997, (except as to the segment information for the years ended December 31, 1996 and 1997 presented in Note 8), have been incorporated herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers, LLP, independent certified public accountants incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The financial statements as of December 31, 1996 and 1997, and for the two years ended December 31, 1997, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Pricewaterhouse Coopers, LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

      The financial statements of AetherWorks Corporation at September 30, 1999 and 1998, and for the years then ended and the period from February 24, 1993 (inception) to September 30, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

              INDEX TO AETHERWORKS CORPORATION FINANCIAL STATEMENTS



Report of Independent Auditors......................................F-2

Audited Financial Statements:
Balance Sheets......................................................F-3
Statements of Operations............................................F-4
Statement of Shareholders' Equity (Deficit).........................F-5
Statements of Cash Flows............................................F-7
Notes to Financial Statements.......................................F-8

                         Report of Independent Auditors


Board of Directors and Shareholders
AetherWorks Corporation

      We have audited the accompanying balance sheets of AetherWorks Corporation (a development stage company) as of September 30, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and the period from February 24, 1993 (inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AetherWorks Corporation (a development stage company) at September 30, 1999 and 1998, and the results of its operations and its cash flows for the years then ended and the period from February 24, 1993 (inception) to September 30, 1999, in conformity with generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's deficit accumulated during the development stage raises substantial doubt about its ability to continue as a going concern. The Company intends to obtain additional financing to permit it to continue its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                ERNST & YOUNG LLP

Minneapolis, Minnesota
December 7, 1999

                             AETHERWORKS CORPORATION

                                 BALANCE SHEETS


                                                             September 30,
                                                         1999          1998
                                                      -------------------------
ASSETS
Current assets:
  Cash and cash equivalents.......................... $  550,205    $ 1,862,889
  Prepaid expenses...................................     60,463         50,182
                                                      -------------------------
Total current assets.................................    610,668      1,913,071

Property and equipment:
  Computer hardware..................................  3,438,896      3,307,754
  Computer software..................................    906,092        719,088
  Furniture and fixtures.............................    779,779        779,779
                                                      -------------------------
                                                       5,124,767      4,806,621
  Less accumulated depreciation and amortization.....  3,131,548      1,880,911
                                                      -------------------------
                                                       1,993,219      2,925,710


Note receivable from related party...................         --        128,511
                                                      -------------------------
Total assets......................................... $ 2,603,887   $ 4,967,292
                                                      =========================

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
  Accounts payable and accrued liabilities........... $   921,659   $   435,186
  Accrued interest...................................       2,025         2,576
  Current portion of long-term debt and capital
   lease obligations.................................     860,532       788,137
                                                      -------------------------
Total current liabilities............................   1,784,216     1,225,899

Long-term debt and capital lease obligations.........   9,816,488     9,641,880

Shareholders' equity (deficit):
   Series B Common Stock, par value $.01 per share:
   Authorized shares - 392,202
   Issued and outstanding shares - 251,413 Series
     B-1 in 1999 and 121,391 Series B-1 in 1998......       2,514         1,214
  Common Stock, par value $.01 per share:
   Authorized shares - 9,607,798
   Issued and outstanding shares - 1,200,409.........      12,004        12,004
  Additional paid-in capital.........................   10,026,701    5,208,001
  Deficit accumulated during the development stage...  (19,038,036) (11,121,706)
                                                      -------------------------
Total shareholders' equity (deficit).................   (8,996,817)  (5,900,487)
                                                      -------------------------
Total liabilities and shareholders' equity (deficit). $  2,603,887  $ 4,967,292
                                                      =========================

                             SEE ACCOMPANYING NOTES.

                             AETHERWORKS CORPORATION

                            STATEMENTS OF OPERATIONS


                                                             Period from
                                                           February 24, 1993
                                                            (inception) to
                                  Year ended September 30,  September 30,
                                     1999        1998          1999
Operating expenses:
  Research and development...... $ 5,796,944  $3,614,479   $ 16,736,857
  General and administrative....   1,823,277   2,050,596      7,732,523
                                 ----------------------------------------
Operating loss .................  (7,620,221) (5,665,075)   (24,469,380)

Other income (expense):
  Interest income...............      47,497      38,471        167,342
  Interest expense..............    (210,065) (1,345,217)    (3,338,801)
  Note receivable write-off.....    (133,541)          -       (133,541)
                                 ----------------------------------------
Net loss before extraordinary
  item for the period...........  (7,916,330) (6,971,821)   (27,774,380)
Extraordinary gain - debt
  restructuring.................           -   8,428,590      8,428,590
                                 ========================================
Net (loss) income for the period $(7,916,330) $1,456,769   $(19,345,790)
                                 ========================================


                             SEE ACCOMPANYING NOTES.




                             AETHERWORKS CORPORATION

                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                                                   Deficit
                                                      Series B-1                                 Accumulated
                                                     Common Stock     Common Stock   Additional   During the
                                                    ------------------------------   Paid-in     Development
                                                    Shares  Amount   Shares  Amount   Capital     Stage        Total
                                                    --------------------------------------------------------------------

Balance at February 24, 1993 (inception)......          -   $  -         -  $   -      $   -   $      -     $    -
  Sale of Common Stock at $.01 per share to
   the founder in June 1993...................          -      -   600,000  6,000        507          -      6,507
  Sale of Common Stock at $.71 per share
   between March 1993 and March 1994..........          -      -   105,000  1,050      73,950         -     75,000
  Sale of Common Stock at $.93 per share in
   January 1994...............................          -      -     7,500     75       6,925         -      7,000
  Sale of Common Stock at $.43 per share in                                                           -
   January 1994...............................          -      -    23,333    233       9,767         -     10,000
  Sale of Common Stock at $.80 per share in
   March 1994.................................          -      -    37,500    375      29,625         -     30,000
  Sale of Common Stock at $1.11 per share in
   March 1994.................................          -      -   126,000  1,260     138,740         -    140,000
  Sale of Common Stock at $.19 per share in
   March 1994.................................          -      -    30,000    300       5,250         -      5,550
  Net loss for the period.....................          -      -         -      -           -  (180,764)  (180,764)
                                                 ------------------------------------------------------------------
Balance at March 31, 1994.....................          -      -   929,333  9,293     264,764  (180,764)    93,293
  Sale of Common Stock at $1.11 per share in
   April 1994.................................          -      -    28,286    283      31,146         -     31,429
  Sale of Common Stock at $.43 per share in
   May 1994...................................          -      -    81,667    817      34,183         -     35,000
  Sale of Common Stock at $1.11 per share in
   May 1994...................................          -      -    70,714    707      77,864         -     78,571
  Value of warrants granted to consultants
   for services in May 1994...................          -      -         -      -       2,250         -      2,250
  Sale of Common Stock at $6.00 per share in
   June 1994..................................          -      -    15,033    150      90,050         -     90,200
  Note payable converted to Common Stock at
   $6.00 per share in January 1995............          -      -     1,667     17       9,983         -     10,000
  Recapitalization resulting from election of
   C Corporation status.......................          -      -         -      -    (307,754)   307,754         -
  Net loss for the period.....................          -      -         -      -           - (1,934,387) (1,934,387)
                                                 --------------------------------------------------------------------
Balance at September 30, 1995.................          -      -  1,126,700 11,267    202,486 (1,807,397) (1,593,644)
  Value of warrants issued in connection with
   note payable in October 1995...............          -      -         -      -       2,000          -       2,000
  Net loss for the year.......................          -      -         -      -           - (4,048,076) (4,048,076)
                                                 --------------------------------------------------------------------
Balance at September 30, 1996 (carried                  -      -  1,126,700 11,267     204,486 (5,855,473) (5,639,720)
  forward)....................................







                             AETHERWORKS CORPORATION

             STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)


                                                                                                              Deficit
                                                     Series B-1                                             Accumulated
                                                    Common Stock        Common Stock        Additional      During the
                                                    -----------------------------------       Paid-in        Development
                                                   Shares    Amount    Shares    Amount       Capital          Stage        Total
                                                  ----------------------------------------------------------------------------------


Balance at September 30, 1996 (brought forward).       -     $   -    1,126,700  $11,267     $204,486   $(5,855,473)   $(5,639,720)
  Value of warrants granted for services in
   June 1997....................................       -         -            -        -       14,772             -         14,772
  Notes payable converted to Common Stock at
   $6.00 per share in January 1997..............       -         -       73,209      732      438,522             -        439,254
  Sale of Common Stock at $6.00 per share in
   January 1997.................................       -         -          500       5         2,995             -          3,000
  Net loss for the year.........................       -         -            -       -          -       (6,723,002)    (6,723,002)
                                                 -----------------------------------------------------------------------------------
Balance at September 30, 1997...................       -         -    1,200,409  12,004       660,775    (12,578,475)  (11,905,696)
  Value of warrants granted for services in
   January 1998................................        -         -            -       -        48,440              -        48,440
  Sale of Series B-1 Common Stock at $37.07 per
   share between May 1998 and September 1998.... 121,391     1,214            -       -     4,498,786              -     4,500,000
  Net income for the year.......................       -         -            -       -             -      1,456,769     1,456,769
                                                 -----------------------------------------------------------------------------------
Balance at September 30, 1998................... 121,391     1,214    1,200,409  12,004     5,208,001   (11,121,706)    (5,900,487)
  Sale of Series B-1 Common Stock at $37.07 per
   share between January 1999 and September 1999 130,022     1,300            -       -     4,818,700             -      4,820,000
  Net loss for the year.........................       -         -            -       -             -     (7,916,330)   (7,916,330)
                                                 -----------------------------------------------------------------------------------
Balance at September 30, 1999................... 251,413    $2,514    1,200,409  $12,004   $10,026,70    $(19,038,03)  $(8,996,817)
                                                 ===================================================================================



                             SEE ACCOMPANYING NOTES.


                         AETHERWORKS CORPORATION



                            STATEMENTS OF CASH FLOWS


                                                                                        Period From
                                                                                      February 24, 1993
                                            Year Ended September 30,                   (inception) to
                                          ---------------------------                    September 30,
                                               1999              1998                       1999
                                               ----              ----                       ----

OPERATING ACTIVITIES
Net (loss) income for the period..........  $(7,916,330         $1,456,769              $(19,345,790)
Adjustments to reconcile net (loss)
  income to net cash used in
  operating activities:
   Depreciation and amortization..........    1,250,636          1,409,839                  3,792,891
   Interest expense forgiven in debt
     restructuring........................            -          1,019,722                  1,019,722
   Cancellation of notes receivable from
     related party........................      133,541                  -                    133,541
   Contributed parts used in development..      320,000                  -                          -
   Extraordinary item.....................            -         (8,428,590)                (8,428,590)
   Value of warrants granted in
     connection with note payable.........            -                  -                      2,000
   Value of warrants granted for services.            -             48,440                     65,462
   Changes in operating assets and
     liabilities:
     Prepaid expenses and other assets....       (10,281)           23,273                    (66,188)
     Accounts payable and accrued
       liabilities........................       480,892          (168,110)                 2,419,712
                                            -----------------------------------------------------------
Net cash used in operating activities.....    (5,741,542)       (4,638,657)               (20,407,240)

INVESTING ACTIVITIES
Purchases of property and equipment.......      (318,145)                -                 (1,129,742)
Retirements of property and equipment.....             -             6,645                      6,645
Note receivable from related party........             -                 -                   (110,000)
                                            ------------------------------------------------------------
Net cash (used in) provided by investing
  activities..............................      (318,145)            6,645                 (1,233,097)

FINANCING ACTIVITIES
Net proceeds from issuance of notes
  payable.................................     1,035,147          2,000,000                15,290,680
Payments of debt and capital leases.......      (788,144)          (879,364)               (2,932,395)
Proceeds from sale of Common Stock........             -                  -                   512,257
Proceeds from sale of Series B-1 Common
  Stock...................................     4,500,000          4,500,000                 9,320,000
                                            --------------------------------------------------------------
Net cash provided by financing activities.     4,747,003          5,620,636                22,190,542
                                            --------------------------------------------------------------

(Decrease) increase in cash and cash
  equivalents.............................    (1,312,684)           988,624                   550,205
Cash and cash equivalents at beginning of
  period..................................     1,862,889            874,265                         -
                                            --------------------------------------------------------------
Cash and cash equivalents at end of period  $    550,205        $ 1,862,889               $   550,205
                                            ===============================================================

SUPPLEMENTAL SCHEDULE OF NONCASH
  FINANCING ACTIVITIES
Conversion of note payable for Common
  Stock...................................  $         -          $         -              $    439,254
Property and equipment acquired through
  financing agreements....................            -                    -                (4,001,669)
Note payable for capital lease guarantee..            -                    -                   370,000

SUPPLEMENTAL SCHEDULE OF CASH FLOW
  INFORMATION
Cash paid for interest....................      210,616               298,239                   827,781



                             SEE ACCOMPANYING NOTES.

                  NOTES TO AETHERWORKS FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

1.    DESCRIPTION OF BUSINESS

      AetherWorks Corporation (the "Company") was formed on February 24, 1993 and is a development stage company engaged in the design and development of hardware and software which will integrate voice and data. In addition, the software developed provides a computer telephony framework on which software applications can operate in the telephony environment.

2.    GOING CONCERN

      As reflected in the accompanying financial statements, the Company has accumulated a deficit during its development stage. The Company may be unable to maintain solvency unless it continues to obtain additional financing to continue as a going concern. The Company intends to obtain additional debt or equity financing in fiscal 2000 to fund operations.

      Because of uncertainties regarding the achievability of management's plans, no assurances can be given as to the Company's ability to continue in existence. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.    SUMMARY OF ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost which approximates market value.

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of three or five years.

      INCOME TAXES

      Income taxes are accounted for under the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

      RESEARCH AND DEVELOPMENT

      All research and development costs are charged to operations as incurred.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      STOCK-BASED COMPENSATION

      The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related interpretations in accounting for its stock options. Under APB 25, no compensation expense is recognized when the exercise price of stock options equals the market price of the underlying stock on the date of grant.

      IMPAIRMENT OF LONG-LIVED ASSETS

      The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

4.    LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

      Long-term debt, including capital leases, is:

                                                         September 30,
                                                  1999              1998
                                                  ----              ----
  Notes payable under Note Purchase
   Agreement:
   (See description of 1998 Note below)...... $  8,000,000      $  8,000,000
  Convertible note payable...................    1,035,147                 -
  Note payable to the City of St. Paul.......       52,695            67,029
  Capitalized leases.........................    1,589,178         2,362,988
                                              -------------------------------
                                                10,677,020        10,430,017
  Less current portion.......................      860,532           788,137
                                              ------------------------------
                                              $  9,816,488      $  9,641,880
                                              ==============================

      In October 1995, the Company entered into a 1995 Note Purchase Agreement ("the Agreement") with a data communications company ("Creditor"). Upon the closing of the Agreement, the Company issued a convertible note for $3,363,235. The Creditor committed to provide additional funding in the event that certain milestones were attained, but had no obligation to provide continued funding in the event two or more milestones were missed.

      In June 1996, the Creditor and the Company restated and amended the 1995 Note Purchase Agreement, principally to eliminate milestones set forth in the Agreement as well as to obtain additional financing to acquire and develop new technology and to modify the Creditor's option to convert all, but not less than all, of the aggregate outstanding principal and interest of the Note into between 51% and 62.7% of the Common Stock of the Company, depending on the amount of the Company's borrowings from the Creditor. Upon the closing of the 1996 Restated and Amended Note Purchase Agreement (the "1996 Note Purchase Agreement"), the Company issued an additional note to the Creditor in the amount of $1,433,290. The 1996 Note Purchase Agreement also gave the Company the option to issue additional notes to the Creditor, provided that the aggregate amount of the additional notes did not exceed $9 million. The Company had issued additional notes for $500,000 as of September 30, 1996. In 1997, the Company issued additional notes for $6,500,000 which brought the total amount of notes outstanding at September 30, 1997 to $11,796,525.

      In October 1997, the Creditor and the Company restated and amended the 1996 Note Purchase Agreement, principally to provide the Company the ability to pay back a portion of convertible notes. Upon the closing of the 1997 Note Purchase Agreement ("the 1997 Agreement"), the Company exchanged all outstanding convertible notes for a new convertible note ("Note A") to the Creditor in the amount of $11,796,525. Under the terms of the 1997 Agreement, the Company obtained additional advances from the Creditor in the amount of $2,000,000. Funds advanced to the Company were added to Note A, which incurred interest at prime plus 3% and was payable in full on December 31, 1998.

      The Company also issued a second non-convertible note ("Note B") under the 1997 Agreement in the amount of $1,802,626 to the Creditor. This amount consisted of $1,402,895 for all of the outstanding aggregate accrued interest at September 30, 1997 on the previously outstanding notes, $29,731 for accrued interest to the date of the 1997 Agreement, and $370,000 as consideration for certain lease guarantees provided by the Creditor. The outstanding balance of Note B increased by the amount of interest that accrued on Note A ($120,925 through May 12, 1998). Note B incurred interest at prime plus 3% and was payable in full (interest and principal) on December 31, 2000.

      In May 1998 (the "1998 Agreement") the Creditor and the Company restated and amended the 1997 Note Purchase Agreement, principally to rescind all convertible rights of the Creditor and to release the Creditor from guarantees on certain lease agreements. Upon the closing of the 1998 Agreement the Company exchanged Notes A and B for a new non-interest-bearing, non-convertible note ("1998 Note") to the Creditor in the amount of $8,000,000. The 1998 Note is due and payable on May 12, 2001. The $8,482,590 of debt forgiveness in restructuring Notes A and B into the 1998 Agreement is recorded as an extraordinary gain in the statement of operations for the year ended September 30, 1998.

      In connection with the financing agreements, the Company incurred cumulative financing costs of $805,139, including $370,000 payable to the Creditor as compensation for their guarantee of certain lease agreements. Under the 1998 Agreement, the Creditor was released from all guarantees on certain lease agreements. Since the creditor no longer guaranteed the lease agreements upon execution of the Securities Purchase Agreement (see Note 5), the deferred financing costs were written down to zero during the year ended September 30, 1998.

      On November 27, 1996, the Company entered into a promissory note (the "Note") for $80,000 with the Housing and Redevelopment Authority of the City of Saint Paul. The Note bears interest at 10.25% per annum and is payable semi-annually through its maturity date of November 27, 2001. The provisions of the accompanying loan agreement allow for all or a portion of the Note to be forgiven based on defined employment levels and for events of default which may accelerate the due date.

      On September 14, 1999, the Company entered into an unsecured, convertible note payable (the "Note") with a network and enterprise management software company (the "Investor" in Note 5) in the amount of up to $1,790,000. Upon the execution of the Note, the Investor advanced $1,035,147 to the Company. In October 1999, the Investor advanced the remaining funds to the aggregate amount of $1,790,000. Under the Note, the outstanding principal and all accrued interest shall be converted into Series B-1 Common Stock on September 14, 2004 at a conversion price of $37.07 per share.

      The outstanding principal of the Note and all accrued interest can be converted into Series B-1 Stock at $37.07 per share at any time by the Investor. The Company has the right to convert the Note and all accrued interest upon the closing of any future equity financing of at least $3,000,000 from an investor other than the holder of the Note (the "First Financing"), immediately prior to the closing of a merger, sale or consolidation of the Company which occurs prior to the First Financing or immediately prior to an initial public offering of the Company's stock.

      Under the Note, interest is due on the unpaid principal at the rate of 8% per year and will accrue every six months beginning on March 14, 2000 until the conversion into Series B-1 Common Stock.

      The carrying amounts of the Company's debt instruments at September 30, 1999 and 1998 approximate fair value except for the 1998 Note whose fair value is approximately $6,365,000 and $5,443,000, respectively, based on an assumed interest rate of 15%.

      During fiscal 1996 and 1997, the Company entered into several long-term lease agreements covering certain equipment, computer hardware and computer software which are classified as capital leases.

      Leased assets included in the accompanying balance sheet as of September 30, 1999 consist of:

               Property and equipment:
                Computer hardware............................  $2,948,874
                Computer software............................     109,775
                Furniture and fixtures.......................     698,791
                                                               -------------
                                                                3,757,440
              Less accumulated amortization.................   (2,415,016)
                                                                -------------
               Net assets under capital leases...............  $1,342,424
                                                               ===============


      Future minimum lease payments under capital leases and principal maturities of long-term debt consist of the following:

                                      Capital    Long-Term
                                       Leases       Debt       Total
                                    -------------------------------------
  Year ending September 30:
   2000                              $  969,427  $   15,841   $  985,268
   2001                                 542,750   8,017,507    8,560,257
   2002                                 266,896      19,347      286,243
   2003                                       -           -            -
   2004                                       -   1,035,147    1,035,147
                                    -------------------------------------
  Total minimum payments              1,779,073   9,087,842   10,866,915
  Less amount representing interest     189,895           -      189,895
                                    -------------------------------------
  Present value of net minimum        1,589,178   9,087,842   10,677,020
   payments
  Less current portion                  844,691      15,841      860,532
                                    -------------------------------------
  Long-term debt and capital lease  $   744,487  $9,072,001 $  9,816,488
   obligations
                                    =====================================

5.    SALE OF SERIES B-1 COMMON STOCK

      On May 12, 1998, the Company entered into a Securities Purchase Agreement (the "Agreement") with a network and enterprise management software company (the "Investor"). Under the Agreement, the Investor agreed to purchase an aggregate of 148,365 shares of Series B-1 Common Stock at $37.07 per share for total proceeds of $5,500,000 contingent upon the achievement of certain technical milestones. As of September 30, 1999, the Company had issued 148,365 shares (26,974 shares issued during 1999) of Series B-1 Common Stock at $37.07 per share for total proceeds of $5,500,000 ($1,000,000 in 1999).

      In connection with the Agreement, the Company granted the Investor a warrant to purchase 140,789 shares of Series B-2 Common Stock at $37.07 per share. The warrant is immediately exercisable and expires on May 12, 2008. Additionally, the Investor agreed to guarantee certain lease obligations previously guaranteed by the Creditor of the 1998 Agreement (see Note 4). The Company granted the investor a security interest in all assets of the Company to secure the guarantee.

      The Series B Common Stock has liquidation preference over other Common Stock equal to $5,500,000 (assuming all Series B-1 shares are issued). The liquidation is junior to the $8,000,000 non-interest-bearing note payable under the 1998 Agreement (See Note 4). The Series B Common Stock is redeemable at the option of the Investor at any time after May 12, 2005 at $5,500,000 (assuming all Series B-1 shares are issued) plus the amount paid to exercise the warrants if the warrants have been exercised. The Series B Common Stock is convertible into general Common Stock at any time at the option of the Investor and automatically upon an initial public offering as defined in the Agreement.

      On March 10, 1999, the Company issued 53,952 shares of Series B-1 Common Stock at $37.07 per share to the Investor for total proceeds of $2,000,000.

      On September 14, 1999, the Company entered into an agreement and release with Investor, under which the Company issued 49,096 shares of Series B-1 Common Stock at $37.07 per share or total consideration of $1,820,000. The total consideration consisted of $1,500,000 of cash and $320,000 of parts used in the development of the Company's technology and products. Under the agreement, the Company also agreed to pay the Investor a royalty of .5% of future sales in excess of $10,000,000 of products utilizing Investor's technology under a perpetual, non-exclusive license as defined in the agreement.

      Additionally, the Company issued the Investor a warrant to purchase 40,000 shares of the Company's Common Stock at the offering price to the public in an initial public offering of the Company's stock. The exercise price of the warrant is the fair market value of the Company's Common Stock on the date of its initial public offering. If the Company's Common Stock is not traded on an exchange at the time of exercise, the fair market value is the price established by the Company's Board of Directors. The warrant expires on September 13, 2004.

6.    OPERATING LEASES

      The Company leases various property and equipment under operating leases that expire on various dates through fiscal 1999. In 1996, the Company entered into operating leases for its office facility in St. Paul, Minnesota and its technical facility in Santa Clara, California, which expire in fiscal 2002 and 1999, respectively. Operating expenses including maintenance, certain utilities and insurance are paid by the Company. Total rent expense under non-cancelable operating leases was $498,922 and $512,051 for the years ended September 30, 1999 and 1998, respectively.

      Future minimum lease rental payments, excluding operating costs, required under non-cancelable operating leases in excess of one year as of September 30, 1999 are as follows:

                  2000............................  $164,829
                  2001............................   170,817
                  2002............................    73,461
                                                   -------------
                                                    $409,107
                                                   =============

7.    INCOME TAXES

      Upon inception, the Company operated as an S Corporation whereby taxable income or loss was passed through to the shareholders. The Subchapter S election was terminated on May 31, 1994 and, as a result, the Company became subject to federal and state income taxes. Also, as of that date, the Company's accumulated deficit of $307,754 incurred while the Company was an S Corporation was reclassified to additional paid-in capital.

      At September 30, 1999, the Company had net operating loss carryforwards of approximately $18.5 million which are available to offset future taxable income and begin to expire in the year 2010 and which are subject to limitations if significant ownership changes occur.

      The net deferred tax assets resulting from net operating loss carryforwards and other temporary differences are fully offset by a valuation allowance.

8.    STOCK OPTIONS AND WARRANTS

      The Company has a stock option plan (the 1997 Stock Option Plan) which provides for the granting up to a total of 600,534 incentive stock options to employees and nonqualified stock options to employees, directors, and consultants. Certain incentive stock options granted to employees vest according to a two-phase schedule. In phase one no options shall vest until the sooner of the following dates: (1) January 2, 1999, or (2) 90 days after the Company's initial public offering. Upon the occurrence of the sooner of the dates in phase one, options shall vest according to optionee's years of service with the Company, measured retroactively from the date of first employment with the Company and extending over a subsequent period of no longer than six years, beginning with 20% vesting on the first anniversary date of employment and increasing in 20% increments each year thereafter. The incentive stock options granted during 1999 generally vest 25% each year from the grant date. The non-qualified stock options granted vest immediately.

      Stock options and warrants outstanding are summarized as follows:




                                          Shares Available                                        Weighted Average
                                          For Grant Under          Plan Options Outstanding        Exercise Price
                                            the Plan            Incentive       Non-Qualified        Per Share
                                        -------------------------------------------------------------------------

  Balance at September 30, 1997         142,899                 132,358           25,010                $7.20
   Additional shares authorized         300,267                       -                -                    -
   Granted                             (200,224)                156,224           44,000                 7.20
   Canceled                              74,695                 (74,695)               -                 7.20
                                        ---------------------------------------------------
  Balance at September  30, 1998        317,637                 213,887           69,010                 7.20
   Granted                             (316,840)                213,840          103,000                 7.26
   Canceled                               4,000                  (4,000)               -                 7.20
                                        ---------------------------------------------------
  Balance at September  30, 1999          4,797                 423,727          172,010                $7.23
                                        ===================================================

  Options and warrants exercisable
    at September 30, 1999                                       162,591          172,010                $7.25
                                                           ================================

  Options and warrants exercisable
    at September 30, 1998                                             -           69,010                $7.20
                                                           ================================


      The Company accounts for stock options under APB 25, under which no compensation cost has been recognized. Had compensation cost for these options been determined consistent with Statement of Financial Accounting Standards No. 123 (FAS No. 123), ACCOUNTING FOR STOCK-BASED COMPENSATION, the net loss would have been increased to $8,263,034 compared to $7,916,330 as reported for the year ended September 30, 1999. The impact of FAS No. 123 was not material for 1998.

      For purposes of calculating the above required disclosure, the fair value of each option grant is estimated on the date of grant using the minimum value option pricing model with the following weighted average assumptions used for grants in 1999, respectively, risk-free interest rates of 5.25%, no expected dividend yield and expected life of four years.

      The weighted average fair value of options granted during 1999 was $1.31 per share. Options issued which remain outstanding at September 30, 1999, have a weighted average exercise price of $7.23 per share and had a weighted average remaining contractual life of 7.5 years.

      For the year ended September 30, 1998, the Company recorded compensation expense of $48,440 in connection with non-qualified stock options granted to outside consultants.

      As of September 30, 1999, the Company had outstanding warrants to purchase a total of 218,153 shares of Common Stock at a weighted average exercise price of $31.87 per share. The warrants expire at various dates through May 2008.

9.    RELATED PARTY TRANSACTION

      In June 1996, the Company loaned the President and Chief Executive Officer of the Company $110,000 under a promissory note. The note, including accrued interest at 7.25% per annum, was due on or before June 10, 2001. During 1999, the Board of Directors agreed to cancel the promissory note along with the accrued interest which resulted in a $133,541 expense to the Company. This amount is shown as a separate line item in the statement of operations for the year ended September 30, 1999.

10.   BENEFIT PLAN

      The Company has a defined contribution retirement plan covering substantially all employees under Section 401(k) of the Internal Revenue Code. The Company recorded an expense of $57,082 and $45,897 for contributions to the Plan for the years ended September 30, 1999 and 1998, respectively.

11.   YEAR 2000 (UNAUDITED)

      Like other business organizations, the Company could be adversely affected if the computer systems used by the Company or its customers and suppliers do not properly process and calculate date-related information and data from and after January 1, 2000. This is commonly known as the "Year 2000 Issue." Management is taking steps that it believes are reasonably designed to address the Year 2000 Issue with respect to computer systems that the Company uses, and to obtain reasonable assurances that appropriate steps are taken by customers, suppliers and other major service providers. At this time, however, there can be no assurance that these steps will be sufficient to avoid any adverse impact to the Company.

START HERE




NO DEALER, SALES PERSON OR OTHER PERSON HAS
BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATION NOT CONTAINED IN
THIS PROSPECTUS, AND, IF GIVEN OR MADE, THAT
INFORMATION OR REPRESENTATION MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY                NETRIX CORPORATION
NETRIX CORPORATION.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF
THE SECURITIES IN ANY JURISDICTION TO ANY                    1,200,000
PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN                     SHARES OF
OFFER.  NEITHER THE DELIVERY OF THIS                       COMMON STOCK
PROSPECTUS NOR ANY SALE MADE PURSUANT TO
THIS PROSPECTUS SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF NETRIX CORPORATION SINCE THE
DATE OF THIS PROSPECTUS OR THAT THE                        -------------
INFORMATION CONTAINED IN THIS PROSPECTUS
IS CORRECT AS OF ANY TIME SUBSEQUENT TO                     PROSPECTUS
ITS DATE.
                                                           -------------
             ----------------



            TABLE OF CONTENTS

                                      PAGE

SUMMARY.................................2
RISK FACTORS............................4
WHERE YOU CAN FIND MORE INFORMATION....10
SPECIAL NOTE REGARDING FORWARD                           FEBRUARY 4, 2000
   LOOKING STATEMENTS..................11
USE OF PROCEEDS........................11
SELLING SECURITY HOLDERS...............12
NETRIX SELECTED CONSOLIDATED
   FINANCIAL DATA......................14
NETRIX UNAUDITED PRO FORMA CONDENSED
   CONSOLIDATED FINANCIAL STATEMENTS...16
BUSINESS...............................21
MANAGEMENT.............................29
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS AND MANAGEMENT....31
PLAN OF DISTRIBUTION...................32
LEGAL MATTERS..........................33
EXPERTS................................33
INDEXT TO AETHERWORKS FINANCIAL
   STATEMENTS.........................F-1

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses will be paid by Netrix Corporation.



          TYPE OR NATURE OF EXPENSE               AMOUNT TO BE PAID

SEC registration fee........................      $      6,270
Accounting fees and expenses................            25,000
Legal fees and expenses.....................            15,000
Miscellaneous...............................            10,000
                                                   -----------
       Total................................      $     56,270
                                                  ============


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with that action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under Section 145 who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor, by reason of such fact as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit, except that no indemnification shall be made in respect of the an action or suit if he did not act in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that he is fairly and reasonably entitled to indemnity for those expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of such fact as provided in the preceding two sentences against expenses (including attorneys' fees) actually and reasonably incurred by him in connection the indemnified claim. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition to repay the amount advances if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders;, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by them in their capacity as an officer or director, or arising out of their status as an officer or director, whether or not the corporation would have the power to indemnify directors and officers against that liability. We have acquired officers' and directors' liability insurance of $1 million for members of our Board of Directors and executive officers.

      At present, there is no pending litigation or other proceeding involving any of our directors or officers for which indemnification is being sought, and we are not aware of any threatened litigation that may result in claims for indemnification by any officer or director.

      Article Eighth of our certificate of incorporation provides that we will indemnify all persons we are permitted to indemnify under the Delaware General Corporation Law, and that this indemnification will be to the fullest extent permitted the Delaware General Corporation Law.

ITEM 16.  EXHIBITS

Exhibit
Number        Description
-------       -----------

2.1 Agreement and Plan of Merger, dated September 30, 1999, between Netrix Corporation and OpenROUTE Networks, Inc. (incorporated by reference to Exhibit 4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

2.2 Amendment to Agreement and Plan of Merger between Netrix Corporation and OpenROUTE Networks, Inc., dated November 9, 1999 (incorporated by reference to Netrix's registration statement on Form S-4 filed on November 19, 1999).

2.3 Agreement and Plan of Merger, dated December 31, 1999 among Netrix Corporation, Nx1 Acquisition Corp. and AetherWorks Corporation (incorporated by reference to Exhibit 2.1 to Netrix's current report on Form 8-K filed on January 14, 2000).

3.1 Amended and Restated Certificate of Incorporation of Netrix Corporation (incorporated by reference to Exhibit 3.1 to Netrix's registration statement on Form S-1 filed on September 18, 1992, as amended, File No. 33-50464 (the "1992 S-1")).

3.2 Amendment to Certificate of Incorporation of Netrix Corporation dated August 26, 1999 (incorporated by reference to Exhibit 4.8 to Netrix's registration statement on Form S-3, filed on June 18, 1999, as amended, File No. 333-81109 (the "1999 S-3")).

3.3           Certificate of Merger between Netrix Corporation and OpenROUTE
              Networks, Inc.

4.1 Specimen certificate of common stock of Netrix Corporation (incorporated by reference to Exhibit 4.2 to Netrix's 1992 S-1).

4.2 Certificate of designations for the form of Series A 8% convertible preferred stock of Netrix Corporation (incorporated by reference to Exhibit 4.4 to Netrix's 1999 S-3).

4.3 Supplemental certificate of designations for the form of Series A 8% convertible preferred stock of Netrix Corporation (incorporated by reference to Exhibit 4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

Exhibit
Number        Description
-------       -----------

4.4 Form of Warrant issued to Kaufman Bros., L.P. (incorporated by reference to Exhibit 4.6 of Netrix's quarterly report on Form 10-Q, filed November 15, 1999).

5.1 Opinion of Kelley Drye & Warren LLP regarding the validity of the securities being registered.

10.1 Loan and Security Agreement, dated November 18, 1997, by and between Netrix Corporation and Coast Business Credit, a division of Southern Pacific Bank (incorporated by reference to Exhibit
              4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

10.2 Amendment to Loan and Security Agreement, dated April 19, 1999, by and between Netrix Corporation and Coast Business Credit, a division of Southern Pacific Bank (incorporated by reference to Exhibit 4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

10.3          Employment Agreement between Netrix Corporation and Steven T.
              Francesco, dated March 22, 1999 (incorporated by reference to
              Exhibit 10.5 to Netrix's quarterly report on Form l0-Q, filed on November 15, 1999).

10.4          Employment Agreement between Netrix Corporation and Peter J.
              Kendrick, dated August 2, 1999 (incorporated by reference to
              Exhibit 10.6 to Netrix's quarterly report on Form 10-Q, filed on November 15, 1999).

10.5 Form of Retention Agreement with Executive Officers of Netrix Corporation (incorporated by reference to Exhibit 10.7 to Netrix's quarterly report on Form l0-Q, filed on November 15, 1999).

10.6+ Manufacturing Agreement, dated September, 1999, by and between Netrix Corporation and SMT Centre S.F. Inc. (incorporated by reference to Exhibit 10.8 to Netrix's quarterly report on Form 10-Q, filed on November 15, 1999).

10.7 1999 Long Term Incentive Plan of Netrix Corporation, as amended (incorporated by reference to Exhibit 10.9 to Netrix's quarterly report on Form 10-Q filed on November 15, 1999).

10.8 Amended and Restated Incentive Stock Option plan of Netrix Corporation, as amended (incorporated by reference to Exhibit 10.1 of the Annual Report of Form 10-K for the fiscal year ended December 31, 1995).

10.9 1992 Employee Stock Purchase Plan of Netrix Corporation (incorporated by reference to Exhibit 10.2 of Netrix's 1995 10-K).

10.10 1992 Directors Stock Option Plan of Netrix Corporation (incorporated by reference to Exhibit 10.3 of Netrix's 1995 10-K).

10.11 1996 Stock Option Plan of Netrix Corporation (incorporated by reference to Exhibit 10.4 of Netrix's 1995 10-K).

Exhibit
Number        Description
-------       -----------

10.12 Office lease, dated December 9,1988, as amended, by and between Netrix Corporation and Dulles Technology Center Venture, for Netrix's principal executive offices at 13595 Dulles Technology Drive, Herndon, Virginia (incorporated by reference to Exhibit
              10.6 of Netrix's 1992 S-1).

10.13 Office Sublease, dated September 30, 1999, by and between Netrix Corporation and Scoreboard, Inc. (incorporated by reference to Exhibit 10.14 to Netrix's quarterly report on Form l0-Q, filed on November 15, 1999).

10.14 Manufacturing Services Agreement, dated August 1, 1989, by and between OpenROUTE Networks, Inc., and Texas Instruments, Inc. (filed as Exhibit 10.3 to OpenROUTE's registration statement on Form S-1, Commission File No. 33-40073).

10.15 Purchase Agreement, dated December 1, 1990, by and between OpenROUTE Networks, Inc., and Texas Instruments, Inc. (filed as
              Exhibit 10.4 to OpenROUTE's registration statement on Form S-1).

10.16+ Software License Agreement, dated January 1, 1990, by and between OpenROUTE Networks, Inc. and Noel Chiappa (filed as
              Exhibit 10.5 to OpenROUTE's registration statement on Form S-1).

10.17         1991 Restated Stock Option Plan of OpenROUTE Networks, Inc.
              (filed as Exhibit 19.1 to OpenROUTE's quarterly report on Form 10-Q for the quarter ended June 27, 1992).

10.18         1988 Nonqualified Stock Option Plan of OpenROUTE Networks, Inc.
              (filed as Exhibit 10.7 to OpenROUTE's registration statement on Form S-l).

10.19         Restated Employee Stock Award Plan of OpenROUTE Networks, Inc.
              (filed as Exhibit 10.8 to OpenROUTE's registration statement on Form S-1).

10.20 Lease Agreement, dated December 19, 1994, by and between OpenROUTE Networks, Inc. and WCB Twenty Limited Partnership (filed as
              Exhibit 10.31 to OpenROUTE's annual report on Form 10-K for the year ended December 31, 1994).

Exhibit
Number        Description
-------       -----------

10.21 Amendment to Lease Agreement, dated December 19, 1994, by and between OpenROUTE Networks, Inc. and WCB Twenty Limited Partnership, dated May 23, 1997 (filed as Exhibit 10.18 to OpenROUTE's annual report on Form 10-K for the fiscal year ended December 31, 1997).

10.22 Revolving Credit Facility, dated February 2, 2000, between Netrix Corporation and Steven T. Francesco.

10.23 Employment Agreement, dated January 4, 2000, between Netrix Corporation and Greg McNulty.

23.1          Consent of Arthur Andersen LLP.

23.2          Consent of BDO Seidman, LLP.

23.3          Consent of PricewaterhouseCoopers, LLP.

23.4          Consent of Ernst & Young LLP.

23.5 Consent of Kelley Drye & Warren LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24            Power of Attorney (included in signature page).


ITEM 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      A. To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

            (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933.
            (ii) To include in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      B. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. To remove from registration by means of post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

      D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provisions, by-laws, contract, arrangements, statute or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      E. Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, as amended, Netrix Corporation hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, Netrix Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Herndon, State of Virginia, on February 2, 2000.

                                    NETRIX CORPORATION

                                    By:   /s/ Steven T. Francesco
                                       ----------------------------------
                                          Steven T. Francesco
                                          Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Steven T. Francesco and Peter J. Kendrick, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration Statement or any such amendment, and
(iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                       TITLE                     DATE

                                 Chief Executive Officer;
                             Director; Chairman of the Board   February 2, 2000
/s/ Steven T. Francesco                of Directors
------------------------
Steven T. Francesco           (Principal Executive Officer)

                                Vice President-Finance and
                                 Administration and Chief      February 2, 2000
/s/ Peter J. Kendrick          Financial Officer (Principal
------------------------
Peter J. Kendrick            Financial and Accounting Officer

/s/ John M. Faccibene                    Director              February 2, 2000
------------------------
John M. Faccibene

/s/ Gregory C. McNulty          Executive Vice President -     February 2, 2000
------------------------
Gregory C. McNulty             Worldwide Sales and Director

/s/ Douglas J. Mello                     Director              February 2, 2000
------------------------
Douglas J. Mello



                                    11-7

/s/ Richard Yalen                        Director              February 2, 2000
------------------------
Richard Yalen

/s/ Thomas Liebermann                    Director              February 2, 2000
------------------------
Thomas Liebermann

/s/ Robert Glorioso                      Director
------------------------
Robert Glorioso                                                February 2, 2000

/s/ Lynn C. Chapman             Vice Chairman and Director     February 2, 2000
------------------------
Lynn C. Chapman











                                      11-8

   ITEM 27. EXHIBITS

            (a) The exhibits listed below have been filed as part of this registration statement.

Exhibit
Number        Description
-------       -----------

2.1 Agreement and Plan of Merger, dated September 30, 1999, between Netrix Corporation and OpenROUTE Networks, Inc. (incorporated by reference to Exhibit 4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

2.2 Amendment to Agreement and Plan of Merger between Netrix Corporation and OpenROUTE Networks, Inc., dated November 9, 1999 (incorporated by reference to Netrix's registration statement on Form S-4 filed on November 19, 1999).

2.3 Agreement and Plan of Merger, dated December 31, 1999 among Netrix Corporation, Nx1 Acquisition Corp. and AetherWorks Corporation (incorporated by reference to Exhibit 2.1 to Netrix's current report on Form 8-K filed on January 14, 2000).

3.1 Amended and Restated Certificate of Incorporation of Netrix Corporation (incorporated by reference to Exhibit 3.1 to Netrix's registration statement on Form S-1 filed on September 18, 1992, as amended, File No. 33-50464 (the "1992 S-1")).

3.2 Amendment to Certificate of Incorporation of Netrix Corporation dated August 26, 1999 (incorporated by reference to Exhibit 4.8 to Netrix's registration statement on Form S-3, filed on June 18, 1999, as amended, File No. 333-81109 (the "1999 S-3")).

3.3           Certificate of Merger between Netrix Corporation and OpenROUTE
              Networks, Inc.

4.1 Specimen certificate of common stock of Netrix Corporation (incorporated by reference to Exhibit 4.2 to Netrix's 1992 S-1).

4.2 Certificate of designations for the form of Series A 8% convertible preferred stock of Netrix Corporation (incorporated by reference to Exhibit 4.4 to Netrix's 1999 S-3).

4.3 Supplemental certificate of designations for the form of Series A 8% convertible preferred stock of Netrix Corporation (incorporated by reference to Exhibit 4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

Exhibit
Number        Description
-------       -----------

4.4 Form of Warrant issued to Kaufman Bros., L.P. (incorporated by reference to Exhibit 4.6 of Netrix's quarterly report on Form 10-Q, filed November 15, 1999).

5.1 Opinion of Kelley Drye & Warren LLP regarding the validity of the securities being registered.

10.1 Loan and Security Agreement, dated November 18, 1997, by and between Netrix Corporation and Coast Business Credit, a division of Southern Pacific Bank (incorporated by reference to Exhibit
              4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

10.2 Amendment to Loan and Security Agreement, dated April 19, 1999, by and between Netrix Corporation and Coast Business Credit, a division of Southern Pacific Bank (incorporated by reference to Exhibit 4.2 to Netrix's quarterly report on Form 10-Q filed on August 16, 1999).

10.3          Employment Agreement between Netrix Corporation and Steven T.
              Francesco, dated March 22, 1999 (incorporated by reference to
              Exhibit 10.5 to Netrix's quarterly report on Form l0-Q, filed on November 15, 1999).

10.4          Employment Agreement between Netrix Corporation and Peter J.
              Kendrick, dated August 2, 1999 (incorporated by reference to
              Exhibit 10.6 to Netrix's quarterly report on Form 10-Q, filed on November 15, 1999).

10.5 Form of Retention Agreement with Executive Officers of Netrix Corporation (incorporated by reference to Exhibit 10.7 to Netrix's quarterly report on Form l0-Q, filed on November 15, 1999).

10.6+ Manufacturing Agreement, dated September, 1999, by and between Netrix Corporation and SMT Centre S.F. Inc. (incorporated by reference to Exhibit 10.8 to Netrix's quarterly report on Form 10-Q, filed on November 15, 1999).

10.7 1999 Long Term Incentive Plan of Netrix Corporation, as amended (incorporated by reference to Exhibit 10.9 to Netrix's quarterly report on Form 10-Q filed on November 15, 1999).

10.8 Amended and Restated Incentive Stock Option plan of Netrix Corporation, as amended (incorporated by reference to Exhibit 10.1 of the Annual Report of Form 10-K for the fiscal year ended December 31, 1995).

10.9 1992 Employee Stock Purchase Plan of Netrix Corporation (incorporated by reference to Exhibit 10.2 of Netrix's 1995 10-K).

10.10 1992 Directors Stock Option Plan of Netrix Corporation (incorporated by reference to Exhibit 10.3 of Netrix's 1995 10-K).

10.11 1996 Stock Option Plan of Netrix Corporation (incorporated by reference to Exhibit 10.4 of Netrix's 1995 10-K).

Exhibit
Number        Description
-------       -----------

10.12 Office lease, dated December 9,1988, as amended, by and between Netrix Corporation and Dulles Technology Center Venture, for Netrix's principal executive offices at 13595 Dulles Technology Drive, Herndon, Virginia (incorporated by reference to Exhibit
              10.6 of Netrix's 1992 S-1).

10.13 Office Sublease, dated September 30, 1999, by and between Netrix Corporation and Scoreboard, Inc. (incorporated by reference to Exhibit 10.14 to Netrix's quarterly report on Form l0-Q, filed on November 15, 1999).

10.14 Manufacturing Services Agreement, dated August 1, 1989, by and between OpenROUTE Networks, Inc., and Texas Instruments, Inc. (filed as Exhibit 10.3 to OpenROUTE's registration statement on Form S-1, Commission File No. 33-40073).

10.15 Purchase Agreement, dated December 1, 1990, by and between OpenROUTE Networks, Inc., and Texas Instruments, Inc. (filed as
              Exhibit 10.4 to OpenROUTE's registration statement on Form S-1).

10.16+ Software License Agreement, dated January 1, 1990, by and between OpenROUTE Networks, Inc. and Noel Chiappa (filed as
              Exhibit 10.5 to OpenROUTE's registration statement on Form S-1).

10.17         1991 Restated Stock Option Plan of OpenROUTE Networks, Inc.
              (filed as Exhibit 19.1 to OpenROUTE's quarterly report on Form 10-Q for the quarter ended June 27, 1992).

10.18         1988 Nonqualified Stock Option Plan of OpenROUTE Networks, Inc.
              (filed as Exhibit 10.7 to OpenROUTE's registration statement on Form S-l).

10.19         Restated Employee Stock Award Plan of OpenROUTE Networks, Inc.
              (filed as Exhibit 10.8 to OpenROUTE's registration statement on Form S-1).

10.20 Lease Agreement, dated December 19, 1994, by and between OpenROUTE Networks, Inc. and WCB Twenty Limited Partnership (filed as
              Exhibit 10.31 to OpenROUTE's annual report on Form 10-K for the year ended December 31, 1994).

Exhibit
Number        Description
-------       -----------

10.21 Amendment to Lease Agreement, dated December 19, 1994, by and between OpenROUTE Networks, Inc. and WCB Twenty Limited Partnership, dated May 23, 1997 (filed as Exhibit 10.18 to OpenROUTE's annual report on Form 10-K for the fiscal year ended December 31, 1997).

10.22 Revolving Credit Facility, dated February 2, 2000, between Netrix Corporation and Steven T. Francesco.

10.23 Employment Agreement, dated January 4, 2000, between Netrix Corporation and Greg McNulty.

23.1          Consent of Arthur Andersen LLP.

23.2          Consent of BDO Seidman, LLP.

23.3          Consent of PricewaterhouseCoopers, LLP.

23.4          Consent of Ernst & Young LLP.

23.5 Consent of Kelley Drye & Warren LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24            Power of Attorney (included in signature page).